                                                                         10.9.10


                           Dated 20th December, 1990


                             ROYAL BANK OF SCOTLAND
                          (INDUSTRIAL LEASING) LIMITED
                                      and
                             SIMON-HORIZON LIMITED


                         CHARTERPARTY BY WAY OF DEMISE
                      in respect of m.v. "SEAWAY LABRADOR"
                                 and Equipment

                                     INDEX


Clause                               Heading                                Page
------                               -------                                ----

1        Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

2        Representations and Warranties . . . . . . . . . . . . . . . . . .    9

3        Term of Charter  . . . . . . . . . . . . . . . . . . . . . . . . .   11

4        Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . .   13

5        Delivery and Acceptance  . . . . . . . . . . . . . . . . . . . . .   14

6        Extent of Owner's Liability; Third Party Warranties  . . . . . . .   16

7        Charterhire  . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

8        Payments, Interest and Calculations  . . . . . . . . . . . . . . .   18

9        Costs and Indemnities  . . . . . . . . . . . . . . . . . . . . . .   19

10       Taxation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

11       General Undertakings . . . . . . . . . . . . . . . . . . . . . . .   23
         11.1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
                 (a)      Notification of Relevant Event  . . . . . . . . .   24
                 (b)      Consents and Authorisations . . . . . . . . . . .   24
                 (c)      Preparation of Accounts . . . . . . . . . . . . .   24
                 (d)      Supply of Accounts  . . . . . . . . . . . . . . .   24
                 (e)      Information concerning the Charterer  . . . . . .   24
                 (f)      Information concerning the Ship . . . . . . . . .   24
                 (g)      Observance of Covenants . . . . . . . . . . . . .   25
         11.2    Protection of Owner's Rights . . . . . . . . . . . . . . .   25
                 (a)      Disposal of the Ship  . . . . . . . . . . . . . .   25
                 (b)      Encumbrances  . . . . . . . . . . . . . . . . . .   25
                 (c)      Notification of Arrest  . . . . . . . . . . . . .   25
                 (d)      Prevention of and Release from Arrest . . . . . .   25
                 (e)      No pledging of Owner's Credit . . . . . . . . . .   26
                 (f)      Protection of Owner's Rights in the Ship  . . . .   26
                 (g)      Notice of Owner's Rights  . . . . . . . . . . . .   26

                 (h)      Release from Arrest Owner's Vessels . . . . . . .   27

12       Sub Chartering . . . . . . . . . . . . . . . . . . . . . . . . . .   27

13       Use and Trade of the Ship  . . . . . . . . . . . . . . . . . . . .   28
         13.1    Permitted Use  . . . . . . . . . . . . . . . . . . . . . .   28
         13.2     . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                 (a)      Ship's Registration . . . . . . . . . . . . . . .   28
                 (b)      Employment  . . . . . . . . . . . . . . . . . . .   28
                 (c)      Payment of Outgoings and Evidence of
                          Payments  . . . . . . . . . . . . . . . . . . . .   29
                 (d)      Operation in the U.S.A. or Canada . . . . . . . .   29
                 (e)      Use for a Qualifying Purpose  . . . . . . . . . .   29
                 (f)      Bills of Lading . . . . . . . . . . . . . . . . .   30

14       Title, Registration, Name and House Flag . . . . . . . . . . . . .   30
         14.1    Title  . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         14.2    Initial Registration . . . . . . . . . . . . . . . . . . .   30
         14.3    Transfer of Flag or Registry . . . . . . . . . . . . . . .   30
         14.4    Name and House Flag  . . . . . . . . . . . . . . . . . . .   31

15       Maintenance and Operation  . . . . . . . . . . . . . . . . . . . .   31
         15.1    Possession and Control of Ship by Charterer  . . . . . . .   31
         15.2    Undertakings concerning Maintenance and Operation  . . . .   32
                 (a)      Maintenance of Classification;
                          Compliance with Regulations . . . . . . . . . . .   32
                 (b)      Supply and Crewing  . . . . . . . . . . . . . . .   32
                 (c)      Surveys . . . . . . . . . . . . . . . . . . . . .   32
                 (d)      Repair  . . . . . . . . . . . . . . . . . . . . .   32
                 (e)      Drydocking  . . . . . . . . . . . . . . . . . . .   33
                 (f)      Inspection of the Ship  . . . . . . . . . . . . .   33
                 (g)      Manuals and Technical Records . . . . . . . . . .   33
                 (h)      Modification; Removal of Parts;
                          Equipment owned by Third Parties  . . . . . . . .   33
                 (i)      Manager . . . . . . . . . . . . . . . . . . . . .   34
                 (j)      Notification of certain Events  . . . . . . . . .   34
                 (k)      Repairers' Liens  . . . . . . . . . . . . . . . .   35
                 (l)      Health and Safety . . . . . . . . . . . . . . . .   35
                 (m)      No Operational Interest . . . . . . . . . . . . .   35
                 (n)      Safe Operation  . . . . . . . . . . . . . . . . .   36
                 (o)      Fitness to go to Sea  . . . . . . . . . . . . . .   36

16       Insurance Undertakings; Wreck Removal and Insurance Assignment . .   36
         16.1    Insurance Undertakings . . . . . . . . . . . . . . . . . .   36
                 (a)      Insured Risks . . . . . . . . . . . . . . . . . .   36

                 (b)      Brokers and Insurers  . . . . . . . . . . . . . .   37
                 (c)      Fleet Cover . . . . . . . . . . . . . . . . . . .   37
                 (d)      Payment of Premiums . . . . . . . . . . . . . . .   37
                 (e)      Renewal . . . . . . . . . . . . . . . . . . . . .   37
                 (f)      Guarantees  . . . . . . . . . . . . . . . . . . .   38
                 (g)      Custody of Policy Documents; Letters
                          of Undertaking; Loss Payable Clauses  . . . . . .   38
                 (h)      Club Letters of Undertaking; Certificates of
                          Entry . . . . . . . . . . . . . . . . . . . . . .   38
                 (i)      Broker's Report . . . . . . . . . . . . . . . . .   38
                 (j)      Collection  . . . . . . . . . . . . . . . . . . .   39
                 (k)      Compliance with Insurances  . . . . . . . . . . .   39
                 (l)      Application of Recoveries . . . . . . . . . . . .   39
                 (m)      Other Insurances and Assureds . . . . . . . . . .   39
                 (n)      Information concerning Insurances . . . . . . . .   40
         16.2    Wreck Removal  . . . . . . . . . . . . . . . . . . . . . .   40
         16.3    Further Requirements . . . . . . . . . . . . . . . . . . .   40
         16.4    Insurance Assignment . . . . . . . . . . . . . . . . . . .   40

17       Powers of Owner to Remedy Defaults . . . . . . . . . . . . . . . .   41
         17.1    Failure to Perform Insurance Undertakings  . . . . . . . .   41
         17.2    Failure to Perform Maintenance Undertakings  . . . . . . .   41
         17.3    Failure to Prevent or Release from Arrest  . . . . . . . .   41
         17.4    Failure to comply with other Obligations . . . . . . . . .   41
         17.5    Costs of Remedying Defaults  . . . . . . . . . . . . . . .   42
         17.6    Hire Still Payable . . . . . . . . . . . . . . . . . . . .   42

18       Redelivery . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         18.1    Redelivery Procedure and Condition . . . . . . . . . . . .   42
         18.2    Redelivery Survey  . . . . . . . . . . . . . . . . . . . .   42

19       Consumable Stores  . . . . . . . . . . . . . . . . . . . . . . . .   43
         19.1    Upon Delivery  . . . . . . . . . . . . . . . . . . . . . .   43
         19.2    Upon Redelivery  . . . . . . . . . . . . . . . . . . . . .   43

20       Use of Equipment and Replacement . . . . . . . . . . . . . . . . .   43
         20.1    Use of Equipment and Manuals and Technical Records . . . .   43
         20.2    Renewal of Equipment . . . . . . . . . . . . . . . . . . .   43
         20.3    Alteration of Equipment; Additional Equipment  . . . . . .   44

21       Loss and Damage  . . . . . . . . . . . . . . . . . . . . . . . . .   44

22       Salvage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

23       Requisition  . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

24       Termination Events . . . . . . . . . . . . . . . . . . . . . . . .   49

25       Owners Rights Following a Termination Event  . . . . . . . . . . .   52

26       Increased Costs, Funding Problems and Illegality . . . . . . . . .   53

27       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54

28       Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55

29       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . .   56

30       Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57

SCHEDULE 1  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         List of Documents and Evidence . . . . . . . . . . . . . . . . . .   58

SCHEDULE 2  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         Form of Delivery Notice  . . . . . . . . . . . . . . . . . . . . .   60

SCHEDULE 3  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         Charterhire  . . . . . . . . . . . . . . . . . . . . . . . . . . .   61

SCHEDULE 4  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77
         Temination Sum . . . . . . . . . . . . . . . . . . . . . . . . . .   77

SCHEDULE 5  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   82
         Forms of Loss Payable Clauses  . . . . . . . . . . . . . . . . . .   82

SCHEDULE 6  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   83
         List of Excluded Equipment . . . . . . . . . . . . . . . . . . . .   83

A CHARTERPARTY BY WAY OF DEMISE dated 20th December, 1990, and made BETWEEN:

(1) ROYAL BANK OF SCOTLAND (INDUSTRIAL LEASING) LIMITED whose registered office is at 42 St. Andrew Square, Edinburgh EH2 2YE, Scotland (the "Owner"); and

(2) SIMON-HORIZON LIMITED whose registered office is at Horizon House, Azalea Drive, Swanley, Kent BR8 8JR (the "Charterer")

BY WHICH IT IS AGREED as follows:

1        DEFINITIONS

1.1      In this Charterparty, unless the context otherwise requires:

         "Approved Brokers" means such firm of insurance brokers appointed by the Charterer, as may from time to time be approved in writing by or on behalf of the Owner for the purposes of this Charterparty;

         "Banking Day" means a day (other than a Saturday) on which banks are open for business in London and Edinburgh;

         "BFE" means the equipment, machinery and parts to be supplied by the Charterer to the Owner pursuant to the Conversion and Supply Agreement;

         "CAA" means the Capital Allowances Act 1990;

         "Casualty Amount" means Two hundred and fifty thousand Pounds (L.250,000) (or the equivalent in any other currency);

         "Charterhire Payment Dates" means, subject to Clause 8.2, in relation to the Primary Period, each of the dates referred to in paragraph 2.2 of Schedule 3 and, in relation to the Secondary Period, means each of the dates referred to in paragraph 6.2 of Schedule 3;

         "Charter Period" means the period during which the Charterer shall be entitled to the possession and use of the Ship in accordance with this Charterparty;

         "Charterer" means Simon-Horizon limited of Horizon House, Azalea Drive, Swanley, Kent BR8 8JR and includes its successors and permitted assignees and transferees;

         "Classification" means "DNV + Al (MV), EO, SF, Supply Vessel Helideck" with the Classification Society or such other classification as the Owner shall, at the request of the Charterer, have agreed in writing shall be treated as the Classification for the purposes of this Charterparty;

         "Classification Society" means Det Norske Veritas or such other classification society which the Owner shall at the request of the Charterer, have agreed in writing shall be treated as the Classification Society for the purposes of this Charterparty;

         "Compulsory Acquisition" means requisition of title or other compulsory acquisition, requisition, appropriation expropriation, deprivation or confiscation for any reason of the Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

         "Conversion and Supply Agreements" means an agreement of even date herewith between the Owner and the Charterer with regard to the Ship and relating to certain conversion works to be carried out to the Ship and the purchase of certain equipment to be installed thereon;

         "Conversion and Supply Price" means the aggregate amount in Pounds of the payments made to the Charterer pursuant to certificates presented under Clauses 2.5 and 3.4 of the Conversion and Supply Agreement;

         "Corporation Tax" means corporation tax in the context of the scheme of taxation contained in the United Kingdom Tax Acts (as defined in section 831 ICTA) and any applicable Finance Act or any other tax on companies imposed in the United Kingdom in substitution for corporation tax;

         "Delivery" means the time when the Owner shall accept, and obtain title to, the Ship under the Purchase Agreement;

         "Delivery Date" means the date on which Delivery shall occur;

         "Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention or other encumbrance of any kind securing, or any right conferring a priority of payment in respect of, any obligation of any person;

         "Expected Delivery Date" means the date specified in the notice to be given by the Charterer to the Owner pursuant to Clause 5.2 as being the date upon which it is expected that the Charterer will deliver the Ship to the Owner pursuant to the Purchase Agreement;

         "Excluded Equipment" means the equipment, machinery and parts owned by or leased to the Charterer listed in Schedule 6 which although installed or to be installed on the

         Ship by the Start Date are not chartered by the Owner to the Charterer pursuant to this Charterparty;

         "Government Entity" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

         "Guarantee" means the guarantee issued or, as the context may require, to be issued by the Guarantor in favour of the Owner;

         "Guarantor" means Simon Engineering plc whose registered office is at Simon House, Bird Hall Lane, Stockport, Cheshire SK3 0RJ;

         "ICTA" means the Income and Corporation Taxes Act 1988;

         "Indebtedness" means any obligation for the payment or repayment of money, whether as principal or as surety, and whether present or future, actual or contingent;

         "Insurances" means all policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time during the Charter Period in place or taken out or entered into by the Charterer pursuant to Clause 16 for the benefit of itself and the Owner in respect of the Ship or otherwise howsoever in connection with the Ship and all benefits thereof (including claims of whatsoever nature and return of premiums);

         "Loss Payable Clauses" means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant insurance documents, such Loss Payable Clauses to be in the forms set out in Schedule 5 or in such other forms as may from time to time be agreed in writing by the Owner;

         "Manager" means Ervik Marine Services A/S of Brunholmgt 2, N6004 Aalesund, Norway or any other person appointed by the Charterer, with the prior written consent of the Owner, as the manager of the Ship;

         "Management Agreement" means the agreement approved by the Owner dated 19th December, 1990 and made between the Charterer and the Manager or any other agreement, previously agreed in writing by the Owner, between the Charterer and the Manager providing (inter alia) for the Manager to manage the Ship;

         "Manuals and Technical Records" means all such books, records, logs, manuals, technical data, drawings and other materials and documents (whether kept or to be kept in compliance with any applicable laws or the requirements of the Classification Society or otherwise) relating to the Ship;

         "Month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the preceding Banking Day and "months" and "monthly" shall be construed accordingly;

         "MWB Conversion Contract" means the agreement dated 18th October, 1990 and made between the Charterer and the Yard relating to certain conversion works to be carried out, and for the supply of certain equipment, so the Ship;

         "Net Sale Proceeds" means, in relation to a sale of the Ship, the amount actually received by the Owner from a purchaser of the Ship after deducting the Owners expenses in connection with such sale including without limitation (where applicable) broker's commissions, Owner's marketing expenses, legal costs, agency fees and port charges, insurance premiums, stamp duties, registration fees and any expenses relating to the overhaul or repair of the Ship (including putting the Ship in class) incurred to restore the Ship to the condition required by this Charterparty or pursuant to the provisions of any sale and purchase agreement in respect of the sale of the Ship;

         "Original Cost" means an amount equal to the aggregate of

                 (i)      the Purchase Price; and

                 (ii)     the Conversion and Supply Price;

         "Owner" includes successors and assignees of the Owner;

         "Permitted Encumbrance" means in respect of the Ship:

         (a)     any Encumbrance arising from the Owner's own acts or defaults;

         (b) any Encumbrance for Taxes either not yet assessed or, if assessed, not yet due and payable or being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such Encumbrance do not involve any likelihood of the sale, forfeiture or loss of, or of any interest in, the Ship;

         (c) liens arising in the ordinary course of business by statute or by operation of law in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such liens do not involve any likelihood of the sale, forfeiture or loss of, or of any interest in, the Ship;

         (d) any lien for General Average or for Master's, officer's or crew's wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer's or outfitters' possessory lien for a sum not exceeding the Casualty Amount; and

         (e) during the period of the conversion of the Ship pursuant to the MWB Conversion Contract, any lien or right of the Yard to retain the Ship to the extent that it arises as a result of, or is provided for in, the MWB Conversion Contract and does not become exercisable by reason of a default by the Charterer in its performance of its obligations under the MWB Conversion Contract;

         "Pounds" and the sign "L." means pounds sterling of the United
         Kingdom;

         "Pre-Primary Period" means the period commencing on the Delivery Date and terminating, subject to the terms and conditions of this Charterparty, on the Start Date;

         "Primary Period" means the period commencing on the Start Date and terminating, subject to the terms and conditions of this Charterparty, on 1st April, 2001;

         "Purchase Agreement" means the Memorandum of Agreement dated December, 1990 and made between the Charterer and the Owner under which the Charterer is to sell and the Owner is to purchase the Ship;

         "Purchase Price" means the sum of Five million five hundred thousand Pounds (L.5,500,000) payable by the Owner to the Charterer for the Ship under the Purchase Contract;

         "Relevant Documents" means this Charterparty, the Conversion and Supply Agreement, the Guarantee and any other document or instrument from time to time executed as a guarantee and/or security for the obligations of the Charterer and/or any sums of money from time to time owing, whether actually or contingently, under or pursuant to this Charterparty and all notices, consents, certificates and other documents and agreements issued or, as the case may be, to be issued pursuant to any of the foregoing, and until expiry of the warranties given to the Charterer pursuant to the MWB Conversion Contract, includes the MWB Conversion Contract;

         "Relevant Event" means any Termination Event or any event which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute a Termination Event;

         "Relevant Party" means all or any one of the Charterer, the Guarantor or any other party (other than the Owner) to any of the Relevant Documents;

         "Relevant Rate of Interest" means the rate of interest determined by the Owner to be Two percent (2%) per annum above the base rate of The Royal Bank of Scotland plc;

         "Requisition Compensation" means all moneys or other compensation from time to time payable in respect of the Compulsory Acquisition of the Ship;

         "Secondary Period" means the period for which the Charter Period is extended or further extended in accordance with Clause 3.2;

         "Ship" means the m.v. "Seaway Labrador" to be purchased by the Owner pursuant to the Purchase Contract presently registered under the Bahamian flag at the Port of Nassau with Official Number 715224 and includes any share or interest therein and her engines, machinery, boats, tackle, outfit, equipment, compressors, computers, seismic survey equipment, spare gear, fuel consumables or other stores belongings and appurtenances whether on board or ashore (but excluding Excluded Equipment, consumable stores and provisions, bunkers, domestic fuel lubricants, rented equipment, and charterer's additions as contemplated in Clause 20.3) which become the property of the Owner pursuant to the Purchase Contract and the Conversion and Supply Agreement and belong to the Owner as at Delivery or installed on the Ship thereafter or which, having been removed therefrom remain the property of the Owner pursuant to this Charterparty together with any and all substitutions therefor and replacements and renewals thereof from time to time made in or to her in accordance with the provisions of this Charterparty and, where the context permits, "Ship" shall include the Manuals and Technical Records;

         "Start Date" means 31st March, 1991;

         "Subsidiary" of a person means any company or entity directly or indirectly controlled by such person for which purpose "control" means either ownership of more than 50 per cent of the voting share capital (or equivalent right of ownership) of such company or entity, or power to direct its policies and management whether by contract or otherwise;

         "Taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature, including, without limitation, corporation, capital gains, income, gross receipts franchise, transfer, sales, use, business, occupation, transaction, purchase, value added, excise, personal property, real property, stamp, documentary, national insurance, or similar taxes at the rate applicable for the time being, imposed by any national or local taxing authority or any other agency or government, together with interest thereon and penalties in respect thereof and "Taxation" shall be construed accordingly;

         "Termination Event" means any of the events or circumstances described in Clause 24;

         "Termination Sum" means at any relevant time the amount calculated in accordance with Schedule 4 as being applicable at such time;

         "Total Loss" means any of the following events:

         i) the actual or constructive total loss of the Ship (including any damage to the Ship which results in an insurance settlement on the basis of a total loss, or requisition for use or hire of the Ship which results in an insurance settlement on the basis of a total loss);

         ii)     the Compulsory Acquisition of the Ship; or

         iii) the hijacking, theft, condemnation, confiscation, arrest, capture, detention, seizure or requisition for use or hire of the Ship (other than where the same amounts to Compulsory Acquisition of the Ship) unless the Ship be released and restored to the Charterer from such hijacking, theft, condemnation, confiscation,, arrest, capture, detention, seizure or requisition for use or hire within thirty (30) days after the occurrence thereof,

         "Total Loss Date" shall have the meaning ascribed thereto in Clause 21.2(b);

         "Value Added Tax" or "VAT" means value added tax as provided for in the Value Added Tax Act 1983 or any similar tax replacing or introduced in addition to the same;

         "Yard" means Motorenwerk Bremerhaven GmbH of Barkhausenstrasse, D-2850 Bremerhaven, Federal Republic of Germany.

1.2      Insurance Definitions

         In Clause 16:

         (i) "excess risks" means the proportion (if any) of claims for general average, salvage and salvage charges and under the ordinary collision clause not recoverable in consequence of the value at which a vessel is assessed for the purpose of such claims exceeding her insured value;

         (ii) "fire and usual marine risks" means hull and machinery coverage in accordance with Institute Time Clauses Hulls including Institute Additional Perils Clause or equivalent thereof;

         (iii) "protection and indemnity risks" means the usual risks covered by an English protection and indemnity association including the proportion (if any) not recoverable in case of collision under the ordinary collision clause; and

         (iv) "war risks" includes the risk of mines and all risks excluded from the standard form of English marine policy by the free of capture and seizure clause.

1.3 Clause headings and the Index are inserted for convenience of reference only and shall be ignored in the interpretation of this Charterparty.

1.4      In this Charterparty, unless the contact otherwise requires:

         (a) references to Clauses and Schedules are to be construed as references to the clauses of, and schedules to, this Charterparty and references to this Charterparty include its Schedules;

         (b) references to (or to any specified provision of) this Charterparty or any other document shall be construed as references to this Charterparty, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Charterparty or the relevant document required to be obtained as a condition to such amendment being permitted) the prior written consent of the Owner;

         (c) words importing the plural shall include the singular and vice versa;

         (d) references to a person shall be construed as including, without limitation, references to an individual, firm, company, corporation, unincorporated body of persons and any Government Entity, and

         (e) without prejudice to any provisions in this Charterparty providing for payments to be made or for adjustments to be made to amounts payable hereunder in the event of a change in any statute or statutory provisions references to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification) and any subordinate legislation made under such provisions so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to the date hereof and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

2        REPRESENTATIONS AND WARRANTIES

2.1      The Charterer represents and warrants to the Owner that:

         (a) the Charterer is duly incorporated and validly existing under the laws of England as a limited liability company and has power to carry on its business as it is now being conducted and to own its property and other assets;

         (b) the Charterer has the power to execute, deliver and perform its obligations under the Relevant Documents to which it is a party and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same;

         (c) the Relevant Documents to which the Charterer is a party, constitute or will upon execution thereof, constitute valid and legally binding obligations of the Charterer enforceable in accordance with their respective terms;

         (d) the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Relevant Documents to which it is a party by the Charterer will not (i) contravene any existing applicable law, statute, rule or regulation, or any judgment, decree or permit to which the Charterer is subject (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Charterer is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the Charterer's Memorandum and Articles of Association;

         (e) no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Charterer, threatened against the Charterer which has not been notified to the Owner in writing and which is neither frivolous nor vexatious and could have a material adverse effect on the business, assets or financial condition of the Charterer or its ability to perform its obligations under the Relevant Documents and such proceedings remain unstayed or unresolved for a period exceeding thirty (30) days unless contested by the Charterer in good faith;

         (f) the audited financial statements of the Charterer in respect of the financial year ended on 31st December, 1989 as delivered to the Owner have been prepared in accordance with generally accepted accounting principles and practices in the United Kingdom which have been consistently applied and present fairly and accurately the financial position of the Charterer as at such date and the results of the operations of the Charterer for the financial year ended on such date, and as at such date the Charterer did not have any significant liabilities (contingent or otherwise) which are not disclosed by, or reserved against in, such financial statements and the Charterer did not have any unrealised or anticipated losses.

2.2      The Charterer further represents and warrants to the Owner that:

         (a) there has been no material adverse change in the financial position of the Charterer from that set forth in the financial statements referred to in Clause 2.1 (f);

         (b) every consent, authorisation, license or approval of, or registration with, or declaration to, governmental or public bodies or authorities or courts required by the Charterer to authorise, or required by the Charterer in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents, or the performance by the Charterer of its obligations under the Relevant Documents has been obtained or made and is in full force and effect, and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

         (c) the obligations of the Charterer under the Relevant Documents are direct, general and unconditional obligations of the Charterer and rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of the Charterer with the exception of such obligations as are mandatorily preferred by law and not by contract;

         (d) the Charterer is not (nor would with the giving of notice or lapse of time or both be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

         (e) the information, exhibits and reports furnished by the Charterer to the Owner in connection herewith or with the negotiation and preparation of this Charterparty are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading,

         (f)     no Relevant Event has occurred and is continuing,

         (g) the Ship is and will on Delivery be free from all Encumbrances other than Permitted Encumbrances; and

         (h) neither the Charterer's interest in the Insurances or any Requisition Compensation nor any part thereof will on Delivery be subject to any Encumbrances save for any Permitted Encumbrance.

2.3 The representations and warranties in Clause 2.1 (and so that the representation and warranty in Clauses 2.1(f) shall for this purpose refer to the then latest audited financial statements delivered to the Owner under Clause 11.1(d)) shall be deemed to be repeated by the Charterer on and as of each day from the date of this Charterparty until the end of the Charter Period as if made with reference to the facts and circumstances existing on each such date.

2.4 The rights and remedies of the Owner in relation to any misrepresentation or breach of warranty on the part of the Charterer shall not be prejudiced by any investigation by or on behalf of the Owner into the affairs of any person (other than the Owner) being a party to any of the Relevant Documents, by the performance of any of the Relevant Documents or by any other act or thing which may be done or omitted to be done by the Owner under any of the Relevant Documents and which would or might, but for this Clause 2.4, prejudice such rights and remedies.

3        TERM OF CHARTER

3.1 The Owner shall let and demise and the Charterer shall take on hire the Ship, subject to the terms and conditions of this Charterparty, for the Pre-Primary Period and the Primary Period.

3.2 The Charterer shall be entitled (subject as hereinafter provided) on giving to the Owner notice (which notice, when given shall be irrevocable) not less than one hundred and eighty (180) days prior to the end of the Primary Period, to extend the Charter Period for a period of ten (10) years from the last day of the Primary Period.

3.3 Subject to the Charterer indemnifying the Owner for all losses, costs and expenses incurred by the Owner (including any losses, costs or expenses incurred by the Royal Bank of Scotland plc or any other party providing funds to the Owner in connection with the payments to be made and received by the Owner under the Purchase Agreement and the Relevant Documents) as a result of such termination, the Charterer shall be entitled on giving to the Owner not less than one hundred and twenty (120) days notice (which notice, when given, shall be irrevocable) to terminate the Charter Period on any date falling on or after the first anniversary of the Start Date. Upon such termination the Charterer shall re-deliver the Ship to the, Owner in accordance with Clause 18 and shall pay to the Owner an amount equal to the Termination Sum on the date of such termination together with all amounts of charterhire and other moneys then due and owing to the Owner under this Charterparty or any of the other Relevant Documents.

3.4 If (a) the Charterer does not elect to extend the Charter Period pursuant to Clause 3.2, or (b) the Charterer shall give notice to terminate the Charter Period pursuant to Clause 3.3, then, provided that the Ship shall have been returned to the Owner in accordance with the subsequent provisions of this Clause 3.4 and in accordance with Clause 18 and that the Owner shall not be prevented from so doing for any reason whatsoever, the

         Owner shall endeavour to sell the Ship for delivery on, or as soon as possible after, in the case of (a) above, the expiry of the Primary Period or, in the case of (b) above, the date of the termination of the Charter Period pursuant to Clause 3.3. Notwithstanding anything to the contrary in this charterparty, where the Charter Period expires by effluxion of time or if the Charterer gives notice to terminate the Charter Period pursuant to Clause 33, the Charter Period shall continue until and end on the date on which the Ship shall be delivered to a purchaser thereof pursuant to a sale of the Ship as contemplated by Cause 3.6, whenever such delivery shall take place; it being agreed that if by reason of the foregoing the Charter Period continues beyond 1st April 2001, the Secondary Period shall be deemed to have commenced and charterhire shall be payable accordingly. Immediately prior to such termination of the Charter Period the Charterer shall re-deliver the Ship to the Owner in accordance with Clause 18 and shall pay to the Owner an amount equal to the Termination Sum on the date of such termination together with all amounts of charterhire and other moneys then due and owing to the Owner under this Charterparty and/or any of the other Relevant Documents.

3.5 Upon the termination of the Charter Period and the sale of the Ship in accordance with the foregoing provisions of this Clause 3, the Net Sale Proceeds shall be applied by the Owner (subject to Clause 10.4) as follows:

         (a) Firstly in or towards settlement of any amounts due and owing by the Charterer to the Owner under the Charterparty or any other Relevant Documents (including any interest due in respect thereof);

         (b) Secondly if the Charterer shall on or before the date of application of the Net Sale Proceeds by the Owner have paid the Termination Sum, or a part thereof, in accordance with Clauses 3.3 or 3.4, in or towards refunding by way of rebate of charterhire to the Charterer the amount of the Termination Sum or part thereof so paid by the Charterer; and

         (c) Thirdly an amount equal to two per cent (2%) of the Net Sale Proceeds shall be retained by the Owner and any balance remaining shall be paid to the Charterer by way of rebate of charterhire and/or payment of sales commission or otherwise as appropriate.

3.6 In respect of any sale of the Ship on termination or expiry of the Charter Period (other than pursuant to Clauses 21.3 or 25.1), the Charterer shall act as the sole and exclusive agent of the Owner for the purpose of negotiating the sale of the Ship on the following terms:

         (a) the Charterer will endeavor to arrange the sale of the Ship for a cash consideration on the best terms (including price) reasonably obtainable on the open market provided that the Ship shall not be sold to

                 (i) the Charterer or any person or persons connected with the Charterer (as the term "connected persons" is used in section 839 ICTA); or

                 (ii) any person acting in trust for, as nominee of, as agent or otherwise as representative of or on behalf of any of the persons referred to in (i) above;

                 and the Charterer will keep the Owner informed from time to time of its progress;

         (b) the Charterers authority will not extend to concluding a contract for the sale of the Ship for which the Owner's specific written authority will be required;

         (c) the Ship shall be offered for sale and for delivery on, or as soon as practicable after, such termination or expiry of the Charter Period and any contract for its sale shall include terms to the following effect:

                 (i) that all conditions, representations or warranties, expressed or implied by statute or otherwise, whether as to the state or quality of the Ship or as to description, fitness for purpose, merchantable quality or otherwise, are, so far as is permitted by law, expressly excluded as between the Owner and the buyer save in respect of the warranty that the Owner shall be passing such title to the Ship as received from the Charterer free from any Encumbrances created by the Owner, and

                 (ii) that the sale is conditional upon the Owner first recovering possession of the Ship;

                 Provided always that nothing in this Clause 3.6(c) shall prevent the Charterer including any other representations and warranties to be given directly by the Charterer to a buyer in connection with such sale; and

         (d) the Charterer's agency and authority pursuant to the foregoing provisions shall terminate if a Relevant Event shall occur and the Owner shall give notice to the Charterer terminating such agency.

4        CONDITIONS PRECEDENT

4.1 The obligation of the Owner to charter the Ship to the Charterer under this Charterparty is subject to the condition that, not less than seven (7) Banking Days prior to the Expected Delivery Date (or by such later time prior to Delivery as the Owner may agree) the Owner shall have received the documents and evidence specified in Schedule 1 in form and substance satisfactory to the Owner.

4.2 The obligation of the Owner to charter the Ship to the Charterer under this Charterparty is subject to the further conditions:

         (a) that the representations and warranties set out in Clause 2.1 and 2.2 are true and correct as if each were made with respect to the facts and circumstances existing immediately prior to the time when Delivery is to take place;

         (b) that no Relevant Event shall have occurred and be continuing or would arise by reason of Delivery taking place;

         (c)     that Delivery shall have occurred.

4.3 The conditions specified in Clauses 4.1 and 4.2 are inserted for the sole benefit of the Owner and may be waived in whole or in part and with or without conditions by the Owner provided that if any of the said conditions are outstanding after Delivery has taken place then, unless the Owner shall have given a specific written waiver or deferral in respect thereof, the Charterer shall ensure that such outstanding conditions are fled within thirty (30) days of the Delivery Date and the Owner shall be endued to treat the failure of the Charterer to perform such outstanding conditions within such period of thirty (30) days as a Termination Event.

5        DELIVERY AND ACCEPTANCE

5.1 The Owner appoints the Charterer and the Charterer accepts such appointment as the Owner's agent:

         (a) to perform all duties required of the Owner under the Purchase Agreement other than the payment of the Purchase Price of the Ship thereunder;

         (b) to carry out or procure the carrying out of all inspections necessary or desirable to supervise the works agreed to be carried out pursuant to the Conversion and Supply Agreement and to evaluate the condition, seaworthiness and performance of the Ship when it is tendered for redelivery after such conversion works and all relevant parts and equipment installed thereon; and

         (c) to accept delivery of the Ship on behalf of the Owner when it is tendered for delivery in accordance with the Purchase Agreement, and on redelivery from conversion, and to sign on behalf of the Owner any necessary documents evidencing such delivery and acceptance provided in both cases that the Charterer is first satisfied that on Delivery the Owner will obtain good title to the Ship free from Encumbrances other than Encumbrances within paragraphs (a), (b), (c) and (d) of the definition of Permitted Encumbrances, and that both on Delivery and redelivery from conversion, the Charterer is satisfied that the Ship is and remains free from Encumbrances other than Encumbrances within paragraphs (a), (b), (c) and (d) of the definition of Permitted Encumbrances and is seaworthy, and that the condition of the Ship is satisfactory and accords on Delivery, with the Purchase Agreement, and on redelivery from conversion, the specifications of the Conversion and Supply Agreement.

5.2 The Charterer will give the Owner at least five (5) Banking Days prior written notice, in the form contained in Schedule 2, of the date upon which it is expected that the Charterer will deliver the Ship to the Owner pursuant to the Purchase Agreement.

5.3 Subject to Clause 4, immediately following Delivery the Ship shall be deemed delivered to the Charterer and shall become subject to and governed by this Charterparty, the Charter Period shall commence and the Charterer shall be deemed to have taken delivery of the Ship under this Charterparty.

5.4 The Charterer acknowledges and confirms that immediately upon title passing to the Owner in respect of the relevant conversion works to be carried out to the Ship and the supply of certain equipment thereto and BFE pursuant to the Conversion and Supply Agreement and/or the MWB Conversion Contract, such conversion works, equipment and BFE shall be part of the Ship and deemed delivered to the Charterer and shall become subject to and governed by this Charterparty and the Charterer shall be deemed to have taken delivery thereof under this Charterparty.

5.5 The Charterer acknowledges that prior to Delivery the Ship was chartered to the Charterer and owned by the Charterer, that the condition of the Ship on delivery to the Charterer and its compliance with the provisions and specifications of the Purchase Agreement shall be the sole responsibility of the Charterer, and the Charterer shall not be entitled for any reason whatsoever to refuse to accept delivery of the Ship under this Charterparty once the same has been accepted by it, on behalf of the Owner, under the Purchase Agreement and the Owner shall not be liable for any loss or expense, or any loss of profit, resulting directly or indirectly from any defect or alleged defect in the Ship or failure or alleged failure of the Ship to comply with the Purchase Agreement.

5.6 The conversion works, BFE and other equipment to be installed on the Ship pursuant to the Conversion and Supply Agreement are carried out at the sole risk of the Charterer. Accordingly the Charterer shall not be entitled for any reason whatsoever to reject the Ship under this Charterparty even if the Ship is unseaworthy or suffering from any defect as a result of such conversion works or installation of parts and equipment.

5.7 The Owner shall not be responsible for any loss or expense, or any loss of profit, arising from any delay in the delivery of, or failure to deliver, the Ship to the Charterer under this Charterparty.

5.8 If for any reason the Ship shall not have been delivered to and accepted by the Charterer in accordance with Clause 5.3 by 31st December, 1990 then the Owner shall have no further obligation under this Charterparty to charter the Ship to the Charterer (unless the Owner and Charterer shall otherwise agree in writing) and the Charterer shall (in addition to any other obligation it may then have under Clause 9 to indemnify and hold harmless the Owner as therein provided) reimburse to the Owner forthwith on demand all amounts which the Owner shall have expended or shall thereafter be required to expend under the Purchase Agreement or otherwise in connection with the purchase of the Ship, together with interest on each amount so demanded at the Relevant Rate of Interest from the date of demand until the date of reimbursement (both before and after any relevant judgment).

5.9 The Charterer shall indemnify the Owner in respect of any liabilities, losses, costs or expenses incurred by the Owner as a consequence of any delay in the delivery of or non-delivery of the Ship to the Owner under the Purchase Agreement and/or to the Charterer under this Charterparty.

6        EXTENT OF OWNER'S LIABILITY; THIRD PARTY WARRANTIES

6.1 The Owner warrants that, subject to Clause 21.1 and Clause 25, the Owner shall not interfere during the Charter Period with the use, possession and quiet enjoyment of the Ship by the Charterer on the terms of this Charterparty.

6.2 The Charterer expressly agrees and acknowledges that, save only as provided in Clauses 6.1 and 14.2, no condition, warranty or representation of any kind is or has been given by or on behalf of the Owner in respect of the Ship or any part thereof or any work during conversion or any part or equipment then installed or any BFE, and accordingly the Charterer confirms that it has not, in entering into this Charterparty, relied on any condition, warranty or representation by the Owner or any person on the Owner's behalf (whether authorised or not), express or implied, whether arising by law or otherwise in relation to the Ship or any part thereof or any work during conversion or any part or equipment then installed or any BFE, including, without limitation, warranties or representations as to the description, seaworthiness, merchantability, fitness for any purpose, value, condition, design or operation of any kind or nature of the Ship or any part thereof or any work during conversion or any part or equipment then installed or any BFE, and the benefit of any such condition, warranty or representation by the Owner is hereby irrevocably and unconditionally waived by the Charterer. The Charterer further acknowledges and agrees that the Ship is to be designed, manufactured, assembled and erected pursuant to the Conversion and Supply Agreement without reference to or involvement of the Owner other than payments of the Conversion and Supply Price. To the extent permissible under applicable law, the Charterer hereby also waives any rights which it may have in tort in respect of any of the matters referred to above and irrevocably agrees that the Owner shall have no greater liability in tort in respect of any such matter than it would have in contract after taking account of all of the foregoing exclusions. No third party making any representation or warranty relating to the Ship or any part thereof or any work during conversion or any part or equipment then installed or any BFE is the agent of the Owner nor has any such third party authority to bind the Owner thereby.

6.3 During the Charter Period the Owner will use reasonable endeavors to extend to the Charterer the benefit of all warranties and indemnities given by any manufacturer or supplier of any part of the Ship or any work during conversion or any part or equipment then installed or any BFE. The Charterer shall be entitled during the Charter Period, with the prior written approval of the Owner, to take such action upon any such warranty or indemnity in the name of the Owner against any such manufacturer or supplier as the Charterer shall see fit, but subject to the Charterer first ensuring that the Owner is indemnified and secured to its reasonable satisfaction against all costs and expenses thereby incurred or to be incurred.

7        CHARTERHIRE

7.1 During the Primary Period the Charterer shall pay to the Owner on the respective Charterhire Payment Dates installments of charterhire for the Ship in arrears, each such instalment being of the amount specified in paragraph 2 of Schedule 3 one such instalment being payable on each Charterhire Payment Date falling during the Primary Period.

7.2 During the Secondary Period the Charterer shall pay to the Owner on the respective Charterhire Payment Dates installments of charterhire for the Ship in advance, each such instalment being of the amount specified in paragraph 6 of Schedule 3 one such installment being payable on each Charterhire Payment Date falling during the Secondary Period.

7.3 The installments of charterhire and all other sums payable by the Charterer to the Owner under this Charterparty are exclusive of any Value Added Tax or similar tax payable in respect thereof which shall in each case be paid in addition thereto.

7.4 The Charterer's obligation to pay charterhire and make other payments in accordance with this Charterparty shall, subject to Clause 21.3, be absolute and unconditional irrespective of any contingency whatsoever including (but not limited to) (i) any right of set-off, counterclaim, recoupment, defense or other right which either party hereto may have against the other, (ii) any unavailability of the Ship for any reason, including, but not limited to, any lack or invalidity of title or any other defect in the title, seaworthiness, merchantability, fitness for any purpose, condition, design, or operation of any kind or nature of the Ship, or the ineligibility of the Ship for any particular use or trade, or for registration or documentation under the laws of any relevant jurisdiction, or any damage to the Ship, (iii) any failure or delay on the part of either party hereto, whether with or without fault on its part, in perforating or complying with any of the terms or conditions of this Charterparty, (iv) any insolvency, bankruptcy, administration, reorganisation, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against the Owner or the Charterer, (v) any lack of due authorisation of, or other defect in, this Charterparty.

7.5 The provisions of this Clause 7 with regard to the calculation and payment of charterhire during the Pre-Primary Period and the Primary Period are subject to adjustment in accordance with the charterhire adjustment provisions contained in Schedule 3.

7.6 No charterhire paid in advance shall (except as expressly contemplated by the provisions of this Charterparty be repayable by or recoverable from the Owner.

8        PAYMENTS, INTEREST AND CALCULATIONS

8.1 All payments to be made by the Charterer under this Charterparty shall be made (unless specifically otherwise provided in this Charterparty) without prior demand in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 10.3, free and clear of any deductions or withholdings in Pounds (or, in the case of indemnity payments, in the currency in which the cost or expense which is the subject of the indemnity payment is incurred) for value on the day on which payment is due to the account of the Owner with The Royal Bank of Scotland PLC, 45 The Promenade, Cheltenham, Gloucestershire GL50 lPY (Sort Code: 16-16-13 and Account Number: 12176088) or to such other account as the Owner may from time to time notify the Charterer in writing.

8.2 Other than any sum payable on demand, which shall be payable in accordance with such demand, when any payment under any of the Relevant Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be the preceding Banking Day.

8.3 If the Charterer fails to pay any sum (including without limitation, any sum payable pursuant to this Clause 8.3) on its due date for payment under this Charterparty the Charterer shall pay to the Owner on demand interest on such sum, compounded daily, from the due date up to the date of actual payment (as well after as before any relevant judgment) at the Relevant Rate of Interest.

8.4 All interest under this Charterparty shall accrue from day to day and shall be calculated on the basis of the actual days elapsed and a 365 day year.

8.5 Any certificate or determination of the Owner as to any rate of interest or any other amount payable under this Charterparty shall in the absence of manifest error, be conclusive and binding on the Charterer.

8.6 If any sum due from the Charterer under any of the Relevant Documents or under any order or judgment given or made in relation thereto has to be converted from the currency, ("the first currency") in which the same is payable under any of the Relevant

         Documents or under such order or judgment into another currency ("the second currency") for the purpose of (i) making or filing a claim or proof against the Charterer, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation to such Relevant Document, the Charterer shall indemnify and hold harmless the Owner from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Owner may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Charterer under this Clause 8.6 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Relevant Documents and the term "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

9        COSTS AND INDEMNITIES

9.1 The Charterer shall pay promptly all costs or expenses (other than payment of the Purchase Price pursuant to the Purchase Agreement) of, or arising from, the purchase, delivery, import, export, design, registration, classification, ownership, possession, control, use, management, manning, victualling, the provision of bunkers and lubricating oils, chartering, sub-chartering, insurance, maintenance, conversion, repair, dry docking, survey, refurbishment, condition, service, overhaul modification, change, alteration, loss, damage, storage, laying up, removal, re-delivery, sale or disposal of, in or to the Ship, and all costs or expenses otherwise arising in connection with the Ship or the performance of the Charterer's obligations under any of the Relevant Documents.

9.2 The Charterer shall pay all stamp, documentary, registration or other like Taxes (including any such Taxes payable by the Owner) imposed on or in connection with the Relevant Documents and shall indemnify the Owner against any liability arising by any delay or omission of the Charterer to pay such duties or Taxes.

9.3 Whether or not the Ship is delivered to the Charterer pursuant to this Charterparty, the Charterer shall pay to the Owner on demand:

         (a) all expenses (including legal advisory, printing, and out-of-pocket expenses) incurred by the Owner in connection with the negotiation, preparation, and execution of the Relevant Documents, and of any amendment or extension of, or the granting of any waiver or consent under, any of the Relevant Documents, and

         (b) all expenses (including legal, survey and other costs) incurred by the Owner in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Relevant Documents, or otherwise in respect of moneys owing under any of the Relevant Documents, or in respect of breach of any representation, warranty, covenant, agreement, condition or stipulation therein contained or in respect of the repossession of the Ship.

                 All expenses payable pursuant to this Clause 9.3 shall be paid together with any irrecoverable Value Added Tax or similar tax thereon, and in the currency in which the same are incurred by the Owner.

9.4 The Charterer shall indemnify and hold harmless the Owner, without prejudice to any of the Owner's other rights under any of the Relevant Documents, from and against:

         (a) any costs or expenses which the Charterer has agreed to pay but which shall nevertheless be claimed from or assessed against or paid by the Owner, and against any liability incurred by the Owner by reason of any delay or failure of the Charterer to pay any such costs or expenses;

         (b) any Taxes which the Charterer has agreed to pay but which shall nevertheless be claimed from or assessed against or paid by the Owner, and against any liability incurred by the Owner by reason of any delay or failure of the Charterer to pay any such Taxes including without limitation, any delay or failure of the Charterer to make any such deduction or withholding as is referred to in Clause 10.3 or by reason of any increased payment as is referred to in Clause 10.3 not being made on the due date for such payment.

9.5      Without prejudice to the Charterer's obligations under Clauses 9.1 to
         9.4 inclusive, the Charterer agrees at all times, whether before, during or after the Charter Period, to indemnify and hold harmless the Owner from and against all costs, expenses, payments (other than the payment by the Owner to the Charterer of the Purchase Price pursuant to the Purchase Agreement and the Conversion and Supply Price pursuant to the Conversion and Supply Agreement), charges, losses, demands, liabilities, claims, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgments, orders or other sanctions, liens, salvage, General Average (in this Clause 9.5 together referred to as "Losses") which may be incurred by, or made or asserted against the Owner at any time:

         (a) relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of, the design, nature, description, manufacture, testing, purchase, delivery, import, export, registration, flag, classification, certification, ownership, possession, control, use, operation, manning, crewing, navigation, victualling, supply or servicing (whether at sea or not), provision of bunkers and lubricating oils, chartering, sub-chartering, insurance, maintenance, conversion, repair, dry docking, surveys, refurbishment, condition, service, overhaul, modification, change, alteration, loss, damage, removal, laying up, storage, re-delivery, sale or disposal of, in or to the Ship, conversion works, parts and equipment installed and BFE or otherwise in connection with the Ship, conversion works, parts, equipment and BFE, or relating to loss or destruction of or damage to any property, or death or injury of, or other loss of whatsoever nature suffered by, any person caused by, relating to, or arising from or out of (in each case whether directly or indirectly) any of the foregoing matters;

         (b) which may be made or brought on the ground that any design, article or material in the Ship or in respect of the conversion works, parts, equipment and BFE to be installed and supplied to the Ship pursuant to the Conversion and Supply Agreement or the operation or use thereof constitutes an infringement of patent, intellectual property right or any other right whatsoever;

         (c) in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Ship, or in securing the release of the Ship or any of the parts, equipment or BFE to be installed on the Ship except to the extent any Losses are incurred in this respect as a result of the Owner's breach of Clause 6.1 due to any Encumbrance on the Ship directly created by the Owner which adversely affects the operation of the Ship;

         (d) as a consequence of any default in payment by the Charterer of any sum under any of the Relevant Documents when due or any other default by the Charterer in the due and punctual performance of its obligations under any of the Relevant Documents.

9.6 Notwithstanding anything to the contrary contained in this Charterparty, the indemnities by the Charterer in favour of the Owner contained in this Charterparty shall continue in full force and effect notwithstanding any breach by the Owner or the Charterer of the terms of this Charterparty (including any fundamental breach) or any of the other Relevant Documents, the termination of the chartering of the Ship to the Charterer under this Charterparty, the repudiation by the Owner or the Charterer of this Charterparty, or the expiration of the Charter Period by effluxion of time or otherwise.

9.7 Moneys becoming due by the Charterer to the Owner under the indemnities contained in this Clause 9 or elsewhere in the Relevant Documents shall be paid on demand made by the Owner and shall be paid together with interest thereon at the Relevant Rate of Interest from the date of demand by the Owner to the date of reimbursement by the Charterer to the Owner (after as well as before judgment).

10       TAXATION

10.1 The Charterer shall pay promptly all Taxes levied or assessed on or in respect of the Ship, any payments made under any of the Relevant Documents or any of the transactions contemplated by any of the Relevant Documents but, subject to the remaining provisions of this Clause 10, excluding any Taxes assessed against the Owner by reference to its overall profits, or by reference to its gains, if any, realised in connection with the ultimate disposal of the Ship, or arising out of a Total Loss.

10.2     (a)     Sums payable to the Owner by the Charterer under any Relevant
                 Document by way of indemnity or reimbursement shad be calculated on an after-tax basis. Accordingly, if and to the extent that any such sum payable to the Owner is taxable in the hands of the Owner as the auditors of the Owner (acting as experts and not as arbitrators) shall certify from time to time such sum shall be increased to an amount which (after subtracting any Taxation suffered by the Owner on the increased payment and after taking into account any deduction for Taxation purposes available to the Owner in respect of the discharge by the Owner of any corresponding liability to a third party) shall equal the amount which the Owner would have received had the sum payable by the Charterer not been taxable in the hands of the Owner. If the sum payable by the Charterer is initially paid on the basis that it is not taxable in the hands of the Owner and it is subsequently determined to be taxable or vice versa, such adjustment and payment shall be made between the Owner and the Charterer as the auditors of the Owner (acting as experts and not as arbitrators) shall certify as appropriate to restore the after-tax position of the Owner to that which it would have been had the adjustment not been necessary.

         (b) If and to the extent that any sum (the "indemnity sum") constituting (directly or indirectly) an indemnity to the Owner but paid by the Charterer to any person other than the Owner, shall be treated as taxable in the hands of the Owner, the Charterer shall pay to the Owner such sum (the "compensating sum") as (after subtracting any Taxation suffered by the Owner on the compensating sum and after taking into account any deductions for the purposes of Taxation available to the Owner in respect of any corresponding payment treated as made by the Owner to such person) shall reimburse the Owner for any Taxation suffered by it in respect of the indemnity sum.

         (c) For the purposes of this Clause 10.2 a sum shall be deemed to be taxable in the hands of the Owner if it falls to be taken into account in computing the profits or gains of the Owner for the purposes of Taxation and if so the Owner shall be deemed to have suffered Taxation thereon at the rate of Taxation applicable to the Owner's profits or gains for the period in which the payment falls to be taken into account for the purposes of such Taxation.

10.3 If at any time any applicable law, regulation or regulatory requirement, or any governmental authority, monetary agency or central bank requires the Charterer to make any deduction or withholding in respect of Taxes from any payment due under the Relevant Documents:

                 (i) the sum due from the Charterer in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Owner receives on the due date for such payment a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made;

                 (ii) the Charterer shall pay to the relevant authority within the period for payment permitted by applicable law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any increased amount paid pursuant to this Clause 103); and

                 (iii) the Charterer shall furnish to the Owner within the period for payment permitted by applicable law, evidence of payment to the relevant authority of all amounts deducted or withheld as aforesaid.

10.4 If the Owner is required to pay any sum to the Charterer or any other party under any of the Relevant Documents and such sum is payable out of or represents a reimbursement of an amount which is brought into account in computing the profits or gains of the Owner for the purposes of Taxation and such payment will not he allowed to the Owner as a deductible trading expense or as a basis for, or otherwise as, a deduction or off-set for Taxation purposes in the accounting period of the Owner in which it is required to he paid as the auditors of the Owner (acting as experts and not as arbitrators) shall certify from time to time, the Charterer shall pay to the Owner such amount as shall put the Owner in the same after-tax position as the Owner would have been in had the payment been allowed as a deductible trading expense or as a basis for, or otherwise as, a deduction or set-off as aforesaid. If any such payment is initially made on the basis that it is a deductible trading expense, or that it will be allowed as a basis for, or otherwise as, a deduction or off-set of the Owner for tax purposes in the accounting period of the Owner in which it is incurred and it is subsequently determined that it is not, or vice versa, such adjustment and payments, if any, shad be made between the Owner and the Charterer as the Owner's auditors from time to time (acting as experts and not as arbitrators) may certify as appropriate in order to restore the after-tax position of the Owner (or any company within the group of companies of which the Owner is a member to which relief from corporation tax in respect of the payment was surrendered) to that which it would have been had the adjustment not been necessary.

11       GENERAL UNDERTAKINGS

11.1.    The Charterer undertakes with the Owner that it will:

         (a)     Notification of Relevant Event

                 promptly inform the Owner of any Relevant Event forthwith upon becoming aware thereof;

         (b)     Consents and Authorisations

                 without prejudice to Clauses 2.2 and 4, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things, which may from time to time be necessary or desirable under applicable law for the continued due performance of all its obligations under any of the Relevant Documents;

         (c)     Preparation of Accounts


                 cause to be prepared in each financial year and cause to be certified by its auditors consolidated financial statements which are prepared in accordance with generally accepted accounting principles and practices in England which have been consistently applied and present fairly and accurately the financial position of the Charterer as at the end of the relevant financial year and the results of the operations of the Charterer for the relevant financial year, which discloses all significant liabilities (contingent or otherwise) of the Charterer;

         (d)     Supply of Accounts

                 deliver to the Owner a copy of the financial statements referred to in Clause 11.1 (c) as soon as practicable but not later than two hundred and forty (240) days after the end of the financial period to which they relate and a copy of every report, notice or like document issued by it to its shareholders or creditors generally (in each case at the time of issue thereof);

         (e)     Information concerning the Charterer

                 promptly provide the Owner with such financial and other information concerning the Charterer and its affairs as the Owner may from time to time reasonably require;

         (f)     Information concerning the Ship

                 furnish the Owner promptly with all such information as it may from time to time reasonably require regarding the Ship, her insurance, condition, maintenance, employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for her employment, or otherwise howsoever concerning her; and

         (g)     Observance of Covenants

                 duly and punctually perform each of its obligations under this Charterparty and the other Relevant Documents.

11.2     Protection of Owner's Rights
         The Charterer hereby further undertakes with the Owner that throughout the Charter Period it will:

         (a)     Disposal of the Ship

                 not attempt or hold itself out as having any power to sell, agree to selL transfer or otherwise dispose of or (except to avoid loss of life or personal injury or as otherwise agreed pursuant to Clause 21) abandon the Ship, any share or interest therein;

         (b)     Encumbrances

                 not create or agree or purport to create any Encumbrance over the Ship, any share or interest therein or in the Insurances or Requisition Compensation or any part thereof (other than Permitted Encumbrances);

         (c)     Notification of Arrest

                 notify the Owner promptly by telex of any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or the Insurances or any part thereof;

         (d)     Prevention of and Release from Arrest

                 promptly pay and discharge all debts, damages, liabilities and outgoings whatsoever which have given or may give rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship or the Insurances or any part thereof and, in the event of a writ or libel being filed against the Ship or the Insurances or any part thereof, or of any of the same being arrested, attached or levied upon pursuant to legal process or purported legal process or in the event of detention of the Ship in exercise or purported exercise of any such lien or claim as aforesaid, to procure the release of the Ship and the Insurances from such arrest, detention, attachment or levy or, as the case may be, the discharge of the writ or libel forthwith upon receiving notice thereof by providing bail or procuring the provision of security or otherwise as the circumstances may require;

         (e)     No pledging of Owner's Credit

                 not pledge the credit of the Owner for any maintenance, service, repairs, drydocking or modifications to, or changes or alterations in, the Ship or for any other purpose whatsoever,

         (f)     Protection of Owner's Rights in the Ship

                 not do or permit to be done any act or thing which might jeopardise the title, rights and interest of the Owner in the Ship and/or omit or permit to be omitted to be done any act which might prevent that title and those rights and interest from being jeopardized;

         (g)     Notice of Owner's Rights

                 generally on all occasions when the ownership of the Ship is relevant make clear to third parties that the same is the property of the Owner and the Charterer agrees to fasten to the Ship in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:

                          "This Ship is the property of and is registered in the name of ROYAL BANK OF SCOTLAND (INDUSTRIAL LEASING) LIMITED. It is under demise charter to SIMON-HORIZON LIMITED and, by the terms of the Charterparty, neither the Charterer nor the Master nor any servant or agent thereof nor any other person has any right, power or authority whatsoever to contract on behalf of the Owner or to pledge the Owner's credit or to involve the Owner in any liability whatsoever and neither has the Owner nor the Charterer nor the Master nor any servant or agent thereof nor any other person has any right, power or authority whatsoever to create, incur, or permit to be imposed on the Ship any lien whatsoever except for General Average, crews' wages and salvage"

                 or in such other form as the Owner may require from time to time;

                 the Charterer shall not remove or cover up such notice, and will not place or permit to be placed any other notice (affecting the ownership of the Ship or otherwise relating to the rights of the Owner and dealing with the rights of any person other than the Owner in or on the Ship or any part thereof) without prior written consent of the Owner such consent not to be unreasonably withheld so long as the same is not inconsistent with the rights of the Owner of the Ship;

                 the Charterer agrees to give written instructions with regard to the foregoing matters to the Master of the Ship, such instructions to be in such terms as may from time to time be required by the Owner; and

         (h)     Release from Arrest Owner's Vessels

                 if the Ship or any other vessel for the time being owned (in whole or in part) by or chartered to the Owner shall at any time have a writ or libel filed against it or be arrested, attached or levied upon pursuant to any legal process or purported legal process or be detained in exercise or purported exercise of any, lien or claim of whatsoever nature, whether arising out of the use or operation of the Ship or out of the use or operation of any other vessel owned by or chartered to the Charterer or other company (other than the Owner) associated with, the Charterer or its subsidiaries or associated companies or otherwise by reason of the act or omission of any of the aforesaid persons, the Charterer shall forthwith upon receiving notice thereof at its expense procure the release of the Ship or such other vessel (as the case may require) from such arrest, detention, attachment or levy or, as the case may be, the discharge of the writ or libel by providing bail or procuring the provision of security or otherwise as the circumstances may require and the Charterer shall be responsible for discharging each and every liability in connection with any such process, claim, lien or other action. Without prejudice to the generality of the other indemnities contained in this Charterparty, should any other vessel owned by the Owner and chartered by the Owner otherwise than to the Charterer be arrested, detained, attached or levied upon or be the subject of a writ or libel in such circumstances, the Charterer shall indemnify the Owner against all claims made on the Owner by the charterers of such other vessel in connection with such arrest, detention, attachment, levy, writ or libel.

12       SUB CHARTERING

         The Charterer will not at any time without the prior written consent of the Owner (which the Owner shall have full liberty to withhold) and, if such consent is given, only subject to such conditions as the Owner may impose, part with the possession or operational control of the Ship (except for the purpose of maintenance, service, repair or overhaul work or any modifications, changes or alterations permitted under this Charterparty and the Conversion and Supply Agreement) or sub-charter the Ship:

         (a)     on demise charter for any period;

         (b) by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed thirteen months' duration;

         (c) on terms whereby more than two months' hire (or the equivalent) is payable in advance;

         (d) below the market rate prevailing at the time when the Ship is fixed or on any other than arms' length terms;

         (e) on any charter for a period extending or capable of extending beyond the end of the Charter Period as extended pursuant to Clause 3.2;

         (f) on terms involving any transfer or purported transfer of title or interest in the Ship or part thereof or which would contravene the provisions of this Charterparty or any of the other Relevant Documents (including, without limitation, the provisions of Clause 13.2(d) relating to qualifying use during the requisite period as therein referred to).

13       USE AND TRADE OF THE SHIP


13.1     Permitted Use

         Subject to the other terms and conditions of this Charterparty and the other Relevant Documents, the Charterer shall have the full and exclusive use control and command of the Ship during the Charter Period and may operate the Ship or employ her throughout the world in any lawful trade for which she is suitable.

13.2     Undertakings concerning Use

         The Charterer hereby undertakes with the Owner that throughout the Charter Period it will:

         (a)     Ship's Registration

                 not do or suffer to be done anything whereby the documentation of the Ship for the time being in accordance with the provisions of Clause 14.2 may be forfeited or imperilled;

         (b)     Employment

                 not employ the Ship or permit her employment in any manner, trade or business which is forbidden by International Law, or which is unlawful or illicit under the law of any relevant jurisdiction, or in carrying illicit or prohibited goods, or in any manner whatsoever which may render her liable to condemnation in a Prize Court, or to destruction, seizure, confiscation, penalty or sanctions and, in the event of hostilities in any part of the world (whether war be declared or not), not employ the Ship or permit her employment in carrying any contraband goods, or enter or trade to or continue to trade in any zone which is declared a war zone by any government or by the Ship's war risks insurers unless such special insurance cover as the Owner may require shall have been effected by the Charterer and at its expense;

         (c)     Payment of Outgoings and Evidence of Payments

                 pay all tolls, dues and other outgoings whatsoever in respect of the Ship and the Insurances and keep proper books of account in respect of the Ship and, as and when the Owner may so require, make such books available for inspection on behalf of the Owner and furnish satisfactory evidence that the wages and allotments and the insurance and pension contributions of the Master and crew are being prompter and regularly paid and that all deductions from crew's wages in respect of United Kingdom tax liability are being properly accounted for and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress;


         (d)     Operation in the U.S.A. or Canada

                 give the Owner at least ten (10) Banking Days prior written notice if the Ship is to be operated in or into or offshore from the United States of America or Canada, and prior to the commencement of such operation, to increase the amount of protection and indemnity, pollution risk and other legal liability insurance referred to in Clause 16.1 (a) to such amount as the Owner may require;

         (e)     Use for a Qualifying Purpose

                 not to use the Ship or permit the Ship to be used and shall procure that the Ship is not used other than for a qualifying purpose during the requisite period (as each such term is defined in section 40 CAA) so as to result in the application of sections 42, 43, 44 and 46 CAA and shall immediately notify the Owner if at any time within such requisite period the Ship is used for leasing to a non-resident within the meaning of section 50 CAA and also notify the Owner of any event or matter which under section 48 CAA ought to be notified by the Owner to the Board of the Inland Revenue or any Inspector of Taxes in connection with the Ship or the chartering thereof and shall promptly furnish when the Owner may require such information as may properly be required to be so furnished by the Owner to the Board of the Inland Revenue and Inspector of Taxes regarding the chartering of the Ship or the use to which it is being put or has been put, in order to enable the Owner to comply with the provisions of section 48 CAA or to respond to such a request; and

         (f)     Bills of Lading

                 if applicable, procure that all Bills of Invading issued for carriage of goods by the Ship shall contain a Paramount Clause incorporating any legislation relating to carrier's liability for cargo compulsorily acquired applicable in the trade or, if no such legislation exists, Bills of Lading incorporating the British Carriage of Goods by Sea Act 1971 and that all such Bills of Lading shall also contain the amended New Jason Clause and the Both-Blame Collision Clause and, without prejudice to provisions of Clause 30.4, provide that the General Average, if any, shall be settled according to the York-Antwerp Rules of 1974 in London.

14       TITLE, REGISTRATION, NAME AND HOUSE FLAG

14.1     Title

         Title to the Ship shall remain vested in the Owner. The Charterer shall have no right, title or interest in or to the Ship or any part thereof except the right to use the same upon the terms and conditions contained in this Charterparty. It is hereby expressly declared that the Charterer shall not have any option or right to acquire title to or any proprietary interest in the Ship or any part thereof. Subject to Clause 6.1, nothing in this Clause 14.1 shah be construed as imposing any liability on the Owner to the Charterer in respect of or arising out of the acts or omissions of any third party (including any charterer or lessee of any other vessel or assets of the Owner) affecting the Charterer or the Ship or otherwise.

14.2     Initial Registration

         The Owner shall take all necessary steps to register itself as the registered owner of the Ship upon Delivery under the laws of the Commonwealth of the Bahamas at the Port of Nassau in the name of the Owner and thereafter subject to Clause 14.3 shall during the Charter Period do all that may be necessary on its part to maintain such registration in force.

14.3     Transfer of Flag or Registry

         The Charterer may at any time and from time to time during the Charter Period, request the Owner to transfer the register of the Ship to any port and/or to re-document the Ship under laws of any jurisdiction other than the port and/or jurisdiction at which the Ship is for the time being registered and/or under whose laws the Ship is for the time being documented. If the Owner approves of such transfer of register (such approval not to be unreasonably withheld) and/or re-documentation of the Ship, the Owner shall at the request of the Charterer, co- operate with and permit the Charterer to take all necessary steps to comply with such request and thereafter shall during the Charter Period co-operate with the Charterer to take such actions as the Charterer may reasonably require to maintain the documentation of the Ship at the port to which the register of the Ship is so transferred and/or under the laws of the jurisdiction under whose laws the Ship is so re-documented. For the purposes of this Clause 14.3, the Owner shall be deemed to approve the transfer of the register of the Ship to any port of registry in the United Kingdom or in any relevant overseas territory (as that expression is defined in section 57(1) of the Merchant Shipping Act
         1988).

         If, in the reasonable opinion of the Owner it shall become impossible, unlawful, impracticable or undesirable for the Owner to maintain the documentation of the Ship under the laws of any jurisdiction (other than the United Kingdom or any other such relevant overseas territory) under whose laws the Ship is for the time being documented, the Owner shall give notice thereof to the Charterer and the Owner and the Charterer shall forthwith enter into negotiations in good faith with a view to agreeing upon an alternative jurisdiction for the documentation of the Ship as a British ship, but if no such agreement shall be reached within thirty (30) days after the Owner shall have given such notice to the Charterer, the Owner shall be at liberty to take and/or require the Charterer to take such action to re-document the Ship as a British ship at a port of registry in the United Kingdom or in any other relevant overseas territory and/or to transfer the registry of the Ship to a port of registry in the United Kingdom or in any other such relevant overseas territory and in either case the Charterer shall do all that may be necessary on each part to give effect to such re-documentation and/or transfer of register.

         Without prejudice to the generality of the provisions of Clause 9, the Charterer shall indemnify and hold harmless the Owner against all losses, costs, expenses and liabilities of whatsoever nature (including penalties, claims, demands, orders or judgments) which the Owner may suffer or incur and which arise directly or indirectly out of the documentation of the Ship under the laws of any jurisdiction at the request of the Charterer as aforesaid.

14.4     Name and House Flag

         The name of the Ship shall as from the Delivery Date remain unchanged or shall be such other name as the Charterer shall select and the Ship shall be painted in such colours, display such funnel insignia and fly such house flag as the Charterer may require. The Charterer shall notify the Owner of any intended change in the name of the Ship.

15       MAINTENANCE AND OPERATION

15.1     Possession and Control of Ship by Charterer

         During the Charter Period the Ship shall, subject to the terms and conditions of this Charterparty, be in the full and exclusive possession and at the absolute disposal of the Charterer for all purposes and under its complete control in every respect.

         Notwithstanding any other provision of this Charterparty, without prejudice to any of the obligations of the Charterer under this Charterparty or any of the other Relevant Documents imposing any higher standard of performance upon the Charterer, the Charterer shall make or procure to be made, and shall have sole responsibility for making or procuring to be made, all such arrangements as may be necessary to ensure that the Ship is fit to go to sea without serious danger to human life.

15.2     Undertakings concerning Maintenance and Operation

         The Charterer further undertakes with the Owner that throughout the Charter Period it will:

         (a)     Maintenance of Classification; Compliance with Regulations maintain the Classification as the present class of the Ship with the Classification Society and with such other certificates required by statute and the Ship's insurers in force at all times and so as to comply with the provisions of all other regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered at the Ship's port of registry or otherwise applicable to the Ship, her Master, officers and crew wherever the Ship may proceed or trade and (without prejudice to the generality of the foregoing) at its own expense maintain in force for the Ship all safety, radio, loadline and other certificates whatsoever and all licenses and permits which may from time to time be prescribed by any legislation in force in the United Kingdom or other applicable jurisdiction;

         (b)     Supply and Crewing

                 ensure that at all times during the Charter Period the Ship is properly manned, victualled, navigated, operated, supplied, fuelled and repaired;

         (c)     Surveys

                 submit the Ship to continuous surveys and such periodical or other surveys as may be required for classification purposes, comply with all recommendations and requirements of the Classification Society in accordance with their terms and, upon the Owner's request, supply to the Owner copies of all survey reports issued in respect thereof;

         (d)     Repair

                 keep the Ship and every part of her in a good and efficient state of repair, in efficient operating condition, seaworthy in all respects and in accordance with good maintenance practice (fair wear and tear excepted and having regard to the type and age of the Ship) and procure that all repairs to, or replacement of, any damaged, worn or lost parts or equipment are effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Ship;

         (e)     Drydocking

                 drydock the Ship and clean and paint her underwater parts in accordance with good commercial practice for vessels of the type and age of the Ship;

         (f)     Inspection of the Ship

                 permit the Owner by surveyors or other persons appointed by it for such purpose to board the Ship at all reasonable times for the purpose of inspecting her and to afford all proper facilities for such inspections and for this purpose to give the Owner on request reasonable advance notice of any intended drydocking of the Ship (whether for the purpose of classification, survey or otherwise). The cost of any such inspection and survey shall be paid by the Charterer. All time taken in respect of such inspection or survey shall form part of the Charter Period. Inspection or survey of the Ship in drydock shall be made only when the Ship shall be in drydock for the purpose of the surveys referred to in Clause 15.1(e);

         (g)     Manuals and Technical Records

                 maintain all such other records, logs, manuals, technical data and other materials and documents which are required to be maintained in respect of the Ship to comply with any applicable laws or the requirements of the Classification Society and, keep accurate, complete and up to date logs and records of all voyages made by the Ship and of all maintenance, repairs, alterations, modifications and additions to the Ship and, on reasonable advance notice from the Owner permit the Owner or its representatives at any time to examine and take copies of such logs and records and other records;

         (h)     Modification; Removal of Parts;
                 Equipment owned by Third Parties

                 not without the prior written consent of the Owner (and then only on and subject to such terms as the Owner may agree):

                 (i) make any modification to the Ship in consequence of which her structure, type or performance characteristics could or might be materially altered or her value materially reduced; or

                 (ii) remove any material part of the Ship or any equipment the value of which is such that its removal from the Ship would materially reduce the value of the Ship without replacing the same with equivalent parts or equipment which are owned by the Owner free from Encumbrances (other than Permitted Encumbrances); or

                 (iii) install on the Ship any equipment owned by a third party which cannot be removed without causing damage to the structure or fabric of the Ship;

         (i)     Manager

                 not without the previous consent in writing of the Owner (which shall not be unreasonably withheld) and subject to such terms as the Owner may require (including approval of the new manager and the terms of any Management Agreement), appoint any manager of the Ship other than the Manager or to terminate or amend the terms of the Management Agreement (and for the purposes of this Charterparty "Manager" shall include any ship manager or other person providing to the Charterer analogous specialised services in respect of the Ship);


         (j)     Notification of certain Events

                 notify the Owner forthwith by telex of

                 (i) any damage to the Ship requiring repairs the cost of which Drill or might exceed the Casualty Amount and furnish the Owner with full information regarding any single casualty or other accident or damage to the Ship which may involve repairs costing more than the Casualty Amount;

                 (ii) any occurrence in consequence of which the Ship has or may become a Total Loss;

                 (iii)    any requisition of the Ship for hire;

                 (iv) any requirement or recommendation made by any insurer or the Classification Society or by any competent authority which is not complied with in accordance with its terms;

                 (v) any serious injury to a third party caused by, or in connection with, the Ship;

                 (vi) any substantial damage to property caused by, or in connection with the Ship;

                 (vii) any assistance which has been given to the Ship which has resulted or may result in a lien for salvage being acquired over the Ship; and

                 (viii) any other event which occurs in connection with the Ship which affects or might affect the rights of the Owner or involves any material loss or liability;

         (k)     Repairers' Liens

                 other than pursuant to the Conversion and Supply Agreement, not without the previous consent in writing of the Owner (which shall not be unreasonably withheld but which may be given only on and subject to such terms as the Owner may agree) put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed the Casualty Amount unless such person shall first have given to the Owner and in terms satisfactory to it, a written undertaking not to exercise any lien on the Ship for the cost of such work or otherwise;

         (l)     Health and Safety

                 take such steps as are reasonably practicable to ensure that the Ship and all constituent parts thereof will be safe and without risk to health when properly used and specifically (without prejudice to the generality of the foregoing) that it will:

                 (i) take such steps as are reasonably practicable to ensure that any defects in the Ship and all constituent parts thereof which could be or cause a danger to safety and a risk to health shall be made good;

                 (ii) for such purpose, have a detailed inspection of the Ship carried out from time to time including all electrical, fluid, oil and gas connections (being either supplies to or discharges from the Ship) and all constituent parts thereof as well as all life saving and other safety equipment;

                 (iii) take such action as is reasonably practicable to see that appropriate safety measures are adopted; and

                 (iv) not use or permit the Ship or any constituent parts thereof to be used beyond their limits and capacities;

         (m)     No Operational Interest

                 procure that the Owner is not at any time represented as carrying goods or passengers or providing any other service on or from the Ship, or as being in any way connected or associated with any operation of carriage or other service which may be undertaken by the Charterer, or as having any operational interest in, or responsibility for, the Ship;

         (n)     Safe Operation

                 take all reasonable steps to secure that the Ship is navigated and operated in a proper, safe and seaman-like manner; and

         (o)     Fitness to go to Sea

                 shall procure that the Ship shall at all times be fit to go to sea without serious danger to life (by reason of the condition, or the unsuitability for its purpose, of either the Ship or its machinery or equipment or any part of the Ship or its machinery or equipment or undermining or overloading or unsafe or improper loading or any other matter relevant to the safety of the Ship) unless arrangements have been made which are appropriate to ensure that before the Ship goes to sea it is made fit to do so without serious danger to human life by reason of any such matters or it is reasonable for such arrangements not to be made at such time.

16       INSURANCE UNDERTAKINGS; WRECK REMOVAL AND INSURANCE ASSIGNMENT

16.1     Insurance Undertakings

         The Charterer hereby covenants with the Owner and undertakes that throughout the Charta Period and thereafter until sale of Ship pursuant to any provision of this Charterparty it will:

         (a)     Insured Risks

                 insure and keep the Ship insured free of cost and expense to the Owner and in the joint names of the Charterer and the Owner (but without liability on the part of the Owner for premiums or calls) and, at the request of the Charterer, the Manager or other third party providing specialist services to the Charterer in connection with the operation of the Ship (each as their interests may appear):

                 (i) against fire and usual marine risks (including excess risks) and war risks, on an agreed value basis, in such amounts (but not in any event less than whichever shall be the greater of the market value of the Ship for the time being and One hundred and ten per cent (110%) of the maximum Termination Sum applicable during the period of the policy) and upon such terms as shall from time to time be approved in writing by the Owner;

                 (ii) against protection and indemnity risks (including pollution risks) for the full value and tonnage of the Ship in a protection and indemnity association (as approved in writing by the Owner) for a full and unlimited entry (other than for oil pollution risks which shall be for a minimum sum of U.S.$500,000,000 or equivalent thereof) and upon such terms as shall from time to time be approved in writing by the Owner; and

                 (iii) in respect of such other matters of whatsoever nature and howsoever arising in respect of which insurance would be maintained by a prudent owner of the Ship having regard to the financial resources and liabilities of the Charterer and to the situation and method of operation of the Ship;

         (b)     Brokers and Insurers

                 effect the insurances aforesaid in Pounds or such other currency as the Owner may approve and through the Approved Brokers and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Owner provided however that the insurances against war rusks and protection and indemnity risks may be effected by the entry of the Ship with such war risks and protection and indemnity associations as shall from time to time be approved in writing by the Owner;

         (c)     Fleet Cover

                 if any of the insurances referred to in Clause 16.1 (a) form part of a fleet cover, procure that the Approved Brokers and/or insurers and protection and indemnity or war risks associations (as appropriate) shall undertake to the Owner that they shall neither set off against any claims in respect of the Ship any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Ship if and when so requested by the Owner;

         (d)     Payment of Premiums

                 punctually pay all premiums, calls, contributions or other sums payable in respect of all such insurances and to produce all relevant receipts or other evidence of payment when so required by the Owner;

         (e)     Renewal

                 at least 14 days before the relevant policies, contracts or entries expire, notify the Owner of the names of the brokers and/or the war risks and protection and indemnity risks associations proposed to be employed by the Charterer for the purposes of the renewal of such insurances and of the amounts in which such insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Owner pursuant to this Clause
                 16.1 procure that appropriate instructions for the renewal of such insurances on the terms so specified are given to the Approved Brokers and/or to the approved war risks and protection and indemnity risks associations at least ten (10) days before the relevant policies, contracts or entries expire, and that the Approved Brokers and/or the approved war risks and protection and indemnity risks associations will at least seven (7) days before such expiry (or within such shorter period as the Owner may from time to time agree) confirm in writing to the Owner as and when such renewals have been effected in accordance with the instructions so given;

         (f)     Guarantees

                 arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;

         (g) Custody of Policy Documents; Letters of Undertaking; Loss Payable Clauses

                 deposit with the Approved Brokers (or procure the deposit of all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued in connection with such of the insurances referred to in Cause 16.1(a) as are effected through the Approved Brokers and procure that the interest of the Owner shall be endorsed thereon by incorporation of the relevant Loss Payable Clause and that the Owner shall be furnished with pro forma copies thereof and a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Owner;

         (h)     Club Letters of Undertaking; Certificates of Entry

                 procure that any protection and indemnity and/or war risks associations in which the Ship is for the time being entered shall endorse the relevant Loss Payable Clause on the relevant certificate of entry or policy and shall furnish the Owner with a copy of such certificate of entry or policy and a letter or letters of undertaking in such form as shall from time to time be required by the Owner;

         (i)     Broker's Report

                 if so requested by the Owner but at the cost of the Charterer (except where the insurances maintained on the Ship have not been changed since the time of the last such report), furnish the Owner from tune to time with a detailed report signed by an independent firm of marine insurance brokers appointed by the Owner dealing with the insurances maintained on the Ship and stating the opinion of such firm as to the adequacy thereof,

         (j)     Collection

                 do all things necessary and provide all documents, evidence and information to enable the Owner to collect or recover any moneys which shall at any time become due in respect of the Insurances;

         (k)     Compliance with Insurances

                 comply with the terms and conditions of the Insurances, not do, consent to or permit any act or omission which might invalidate or render unenforceable the whole or any part of the Insurances and not (without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe) employ the Ship or suffer the Ship to be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein);

         (l)     Application of Recoveries

                 apply all sums receivable under the Insurances which are paid to the Charterer in accordance with the Loss Payable Clauses and Clause 21 in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received;

         (m)     Other Insurances and Assureds

                 not, without the prior written consent of the Owner, take out additional insurances for the Charterer's sole benefit, or permit the Charterer or the Owner or any other person to be named insured in insurances with respect to the Ship, other than as required under this Charterparty or the Conversion and Supply Agreement where such additional insurances will or may prejudice the Insurances or recovery thereunder or will exceed the amount permitted by the warranties or other conditions of the Insurances (unless the insurers under the Insurances have consented thereto) and will, upon the Owner's request, immediately furnish the Owner with particulars of any such additional insurances (including copies of any cover notes or policies) and of the written consent of the insurers under the Insurances in any case where such consent is necessary;

         (n)     Information concerning Insurances

                 supply to the Owner all necessary information, documentation and assistance which may be required by the Owner in connection with making any claim under the Insurances.

         Provided however that if, in the event of requisition of the Ship for hire, it is proved to the satisfaction of the Owner that such requisition is upon terms whereby the requisitioning authority has assumed the responsibility of the Charterer to the Owner to indemnify or recompense it in respect of or otherwise to make good all losses which would ordinarily be covered by the insurances required to be effected by the Charterer under this Charterparty, the Charterer shall be relieved from its insurance obligations under this Charterparty in respect of such period of requisition or in the event that the requisitioning authority shall have assumed only a partial responsibility as aforesaid the insurance obligations of the Charterer under this Charterparty shall be modified in such manner and to such extent as the Owner may approve.

16.2     Wreck Removal

         In the event of the Ship becoming a wreck or obstruction to navigation the Charterer shall (in addition to any other obligation it may have under Clause 9 to indemnify and hold harmless the Owner as therein provided) indemnify and hold harmless the Owner against all costs, expenses, payments, charges, losses, demands, any liabilities, claims, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgments, orders or other sanctions which may be incurred, by, or made or asserted against the Owner by reason that the Ship shall have become a wreck or obstruction to navigation (including, without limitation) in respect of the removal or destruction of the wreck or obstruction under statutory powers but only to the extent that such has not been recovered from the Ship's insurers.

16.3     Further Requirements

         Notwithstanding the other provisions of this Clause 16, the Charterer shall comply with such further reasonable requirements relative to insurance (and if applicable any requirements relative to reinsurance) as the Owner may from time to time request.

16.4     Insurance Assignment

         As continuing security for the payment of all sums due and payable to the Owner by the Charterer under or pursuant to this Charterparty and the other Relevant Documents, the Charterer as beneficial owner assigns and agrees to assign to the Owner all its right, title and interest in and to the Insurances and any Requisition Compensation and agrees and undertakes to do all that may be necessary (by covey of giving notice, lending its name to any action or otherwise howsoever) to enable the Owner to perfect and/or enjoy the full benefits of such assignment. The Owner shall re-assign to the Charterer the property so assigned upon receipt by the Owner of all such sums and provided the Charter Period shall have ended.

17       POWERS OF OWNER TO REMEDY DEFAULTS

17.1     Failure to Perform Insurance Undertakings

         If the Charterer fails to comply with any of the provisions of Clause 16.1, the Owner may, without being in any way obliged so to do, or responsible for so doing, and without prejudice to the ability of the Owner to treat that non-compliance as a Termination Even, to effect and thereafter to maintain all such insurances upon the Ship as in its discretion it may think fit in order to procure the compliance with such provisions or alternatively, to require the Ship (at the Charterer's risk) to remain in, or to proceed to and remain in a port designated by the Owner until such provisions are fully complied with.

17.2     Failure to Perform Maintenance Undertakings

         If the Charterer fails to comply with any of the provisions of Clauses 15.2(a), (c), (d) or (e), the Owner may, without being in any way obliged so to do, or responsible for so doing, and without prejudice to the ability of the Owner to treat that non-compliance as a Termination Event, to arrange for the carrying out of such repairs, changes or surveys as it may deem expedient or necessary in order to procure the compliance with such provisions.

17.3     Failure to Prevent or Release from Arrest

         If the Charterer fails to comply with any of the provisions of Clause 11.2(d) the Owner may, without being in any way obliged so to do, or responsible for so doing, and without prejudice to the ability of the Owner to treat that non-compliance as a Termination Event, pay and discharge all such debts, damages, liabilities and outgoings as are therein mentioned and/or take any such measures as it may deem expedient or necessary for the purpose of securing the release of the Ship in order to procure the compliance with such provisions.

17.4     Failure to comply with other Obligations

         If the Charterer fails to comply with any of its other obligations under this Charterparty or any of the other Relevant Documents, the Owner may, without being in any way obliged to do so or responsible for so doing, and without prejudice to the ability of the Owner to treat that non-compliance as a Termination Event, take such action as it may deem expedient or necessary in order to procure the compliance with such provisions.

17.5     Costs of Remedying Defaults

         Without prejudice to Clause 25.1, all losses, liabilities, costs, charges, expenses, damages and outgoings of whatsoever nature (including, without limitation, Taxes, repair costs, registration fees and insurance premiums) suffered, incurred or paid by the Owner in connection with the exercise by the Owner of any of its powers under Clauses 17.1, 17.2, 17.3 and 17.4 and interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same were suffered, incurred or paid by the Owner until the date of receipt or recovery thereof (both before and after any relevant judgement) at the Relevant Rate of Interest shall be repayable by the Charterer to the Owner on demand.

17.6     Hire Still Payable

         Notwithstanding any exercise by the Owner of any of the powers contained in this Clause 17, charterhire shall continue to accrue during such time.

18       REDELIVERY

18.1     Redelivery Procedure and Condition

         Except in the event of a Total Loss of the Ship and subject to the provisions of Clause 23.5, the Charterer shall at the end of the Charter Period redeliver the Ship to the Owner free of all Encumbrances (other than Permitted Encumbrances), and the Owner shall accept such redelivery, at a safe port to be mutually agreed between the parties or, in the absence of such agreement, at such nearby safe port in the United Kingdom as the Owner may require. Subject to the provisions of Clause 23.5, the Charterer shall at its expense before such redelivery make all such repairs and do all such work as may be necessary so that the Ship at the date of redelivery shall have installed the machinery and other equipment installed on the Ship at Delivery or, after redelivery from the Yard pursuant to the MWB Conversion Contract, as on redelivery from the Yard or replacements for the same made in accordance with the provisions of this Charterparty, shall maintain the Classification unexpired and shall be in as good structure, state and condition as at Delivery or, after redelivery from the Yard pursuant to the MWB Conversion Contract, as on redelivery from the Yard, fair wear and tear and changes and alterations properly made by the Charterer as permitted under this Charterparty excepted.

18.2     Redelivery Survey

         At or about the time of redelivery a survey shall, if the Owner so requires, be made to determine the state and condition of Me Ship, her machinery and equipment. In that event, the Charterer and the Owner shall each appoint surveyors to be present at such survey and the surveyors present shall determine the condition of the Ship, her machinery and equipment and shall state the repairs or work necessary to place the Ship at the date of redelivery in the structure state, condition and classification referred to in Clause 18.1. If the said surveyors disagree they shall refer the matter to a senior surveyor of the Classification Society whose decision shall be final and binding on the parties hereto. All reasonable costs occasioned by any such survey including the costs of the said surveyors appointed by the Charterer and the Owner and, if appointed, the costs of the senior surveyor of the Classification Society shall be payable by the Charterer but if the Ship is found to be in the condition provided for Clause 18.1 fair wear and tear and changes and alterations properly made by the Charterer as permitted under this Charterparty excepted, such cost shall be payable by the Owner.

19       CONSUMABLE STORES

19.1     Upon Delivery

         It is acknowledged and agreed that all consumable stores, unused diesel and lubricating oils and bunkers on board the Ship at Delivery belong to the Charterer.

19.2     Upon Redelivery

         All consumable stores, unused diesel and lubricating oils and bunkers on board the Ship at the time of re-delivery shall be purchased by the Owner from the Charterer and sold by the Owner to the purchaser of the Ship. The price payable by the Owner to the Charterer shall be the same as that received from the said purchaser of the Ship.

20       USE OF EQUIPMENT AND REPLACEMENT

20.1     Use of Equipment and Manuals and Technical Records

         The Charterer shall have the use of all outfit, equipment (including cabin, crew and galley equipment), furnishings, furniture and fittings, spare and replacement parts which are the property of the Owner on board the Ship at the time of Delivery or installed on the Ship pursuant to the Conversion and Supply Agreement and as redelivered by the Yard pursuant to the MWB Conversion Contract and the Manuals and Technical Records and the same or their substantial equivalent shall be returned to the Owner on redelivery in good order and condition fair wear and tear alone and changes and alterations properly made by the Charterer as permitted under this Charterparty excepted.

20.2     Renewal of Equipment

         The Charterer shall at its own expense from time to time during the Charter Period replace, renew or obtain substitutes for such items of equipment as shall be so damaged or worn as to be unfit for use provided always that in any such case title to any part replaced, renewed or substituted shall remain with the Owner until the part which replaced it or the new or substituted part becomes the property of the Owner or is replaced, renewed or substituted by a part which thereupon becomes the property of the Owner and the Charterer agrees that if any replaced, renewed or substituted part is not the property of the Owner it will as soon as practicable replace the same with a part which thereupon becomes the properly of the Owner.

20.3     Alteration of Equipment; Additional Equipment

         The Charterer may at any time alter or remove all or any items of equipment or may fit any additional equipment required to render the Ship available for any purpose for which the Charterer may require to use her under the provisions of Clause 13 provided that the Charterer shall first have obtained the prior written consent of the Owner thereto if and to the extent such consent may be required pursuant to Clause 15.2(h). Any additional equipment so fitted by the Charterer shall be considered the property of the Charterer who may remove such additional equipment and/or any Excluded Equipment at any time before the expiration of the Charter Period. The cost of fitting or removing any equipment together with the cost of making good any damage caused by such fitting or removal shall be payable in full by the Charterer who shall redeliver the Ship's equipment to the Owner in accordance with the provisions of Clause 20.1 unless it is agreed between the Owner and the Charterer that any extra fittings or equipment which have been supplied by the Charterer during the Charter Period shall remain on the Ship after redelivery in which event such fittings or equipment shall as from redelivery become the property of the Owners.

21       LOSS AND DAMAGE


21.1 Notwithstanding Clause 6.1, the Ship shall throughout the Charter Period be in every respect at the risk of the Charterer who shall bear all risks howsoever arising whether of navigation, operation and maintenance of the Ship or otherwise and of any other occurrence of whatever kind which shall deprive the Charterer of the use, possession or enjoyment thereof provided however that nothing in this Clause 21.1 shall restrict any claim by the Charterer against the Owner for any default of the Owner in respect of its obligations under Clause 6.1.

21.2      (a)    If the Ship shall become a Total Loss during the Charter
                 Period, the Charterer shall pay, or procure that the insurers pay, to the Owner within one hundred and twenty (120) days (or such longer period as may be agreed) of the Total Loss Date, the Termination Sum as at the Total Loss Date together with interest thereon calculated at the Relevant Rate of Interest from the Total Loss Date to the date of payment and together with all amounts of charterhire and any other amounts then due and payable under this Charterparty and the other Relevant
                 Documents.

         (b) For the purposes of this Charterparty a Total Loss shall be deemed to have occurred on the following date ("Total Loss Date"):

                 (i) in the case of an actual total loss, at noon (London time) on the actual date the Ship was lost, or if such date is not known, noon (London time) on the day on which the Ship was last reported;

                 (ii) in the case of a constructive total loss of the Ship, upon the date and at the time notice of abandonment of the Ship is given to the insurers of the Ship for the time being (provided a claim for such constructive total loss is admitted by the insurers) or, if the insurers do not admit such a claim at the date and time at which a constructive total loss is subsequently adjudged by a competent court of law to have occurred;

                 (iii) in the case of a compromised or arranged total loss, at the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the Ship;

                 (iv) in the case of Compulsory Acquisition, upon the date upon which the relevant compulsory acquisition, requisition, appropriation, expropriation, deprivation or confiscation occurs; and

                 (v) in the case of any of the events described in sum paragraph (c) of the definition of Total Loss, upon the expiry of the period of thirty (30) days referred to in such sub-paragraph (c) after the date upon which the relevant hijacking, theft, condemnation, confiscation, capture, detention, seizure or requisition for use or hire occurred.

21.3 The Charter Period shall terminate on the Total Loss Date and, subject to the payment by the Charterer to the Owner of all amounts of charterhire then due and payable under this Charterparty, the Charterer shall cease to be under any liability to pay charterhire (but not any other amounts) thereafter becoming due and payable under this Charterparty or any of the other Relevant Documents.

21.4 In the event of the Compulsory Acquisition of the Ship after Delivery, all Requisition Compensation received by the Owner shall be applied by the Owner (or, if receded by the Charterer, shall be held in trust by the Charterer for application) in accordance with Clause 21.5.

21.5 All moneys received by the Owner as loss payee under the Insurances from insurers or others in respect of a Total Loss shall be applied by the Owner subject to Clause 10.4 as follows:

         (a) Firstly, in or towards settlement of any amounts due and owing by the Charterer to the Owner under this Charterparty or any of the other Relevant Documents;

         (b) Secondly, if the Charterer shall on or before the date of application of such moneys have paid the Termination Sum, or a part thereof, in accordance with Clause 21.2 (a) in or towards refunding by way of rebate of hire or otherwise as appropriate to the Charterer the amount of the Termination Sum or part thereof so paid by the Charterer, and

         (c) Thirdly, an amount equal to two per cent. (2%) of such moneys received by the Owner as loss payee under the Insurances shall be retained by the Owner, and the balance shall be paid to the Charterer or to its order by way of rebate of charterhire or otherwise as appropriate.

21.6 In the event of repairable damage to the Ship, the Owner as loss payee under the Insurances shall pay any insurance moneys received by it to the Charterer upon the Charterer furnishing evidence to the Owner that such damage has been made good or repaired or put in hand for repair Provided always that if a Relevant Event has occurred and is continuing, the Owner shall be entitled to require that such insurance moneys be applied in or towards settlement of any amounts owing by the Charterer to the Owner under this Charterparty or any of the Relevant Documents.

21.7 Any insurance moneys paid under the insurance taken out or entries made referred to in Clause 16.1 (a) (ii) shall be paid to the person to whom the liability (or alleged liability) covered by such insurances or entry was incurred or if the liability (or alleged liability) to such person has previously been discharged by the Chatterer, such moneys shall be paid to the Charterer in reimbursement of the moneys so expended by it in satisfaction of such liability or alleged liability and, in such case, the Owner shall pay any insurance moneys received by it in respect of such liability or alleged liability to the Charterer upon the Charterer furnishing evidence to the Owner that such liability or alleged liability has previously been discharged provided always that if a Relevant Event has occurred and is continuing, the Owner shall be entitled to apply such insurance moneys in or towards settlement of any amounts due and owing by the Charterer to the Owner under this Charterparty or any of the other Relevant Documents.

21.8 In the event of repairable damage to the Ship or a liability or alleged liability covered by the insurances taken out or entries made referred to in Clause 16.1 (a) being incurred or alleged, and if the insurance moneys paid in respect thereof are insufficient to pay the cost or estimated cost of making good or repairing such damage or discharging the liability or alleged liability, the Charterer will pay the deficiency.

21.9     (a)     The Charterer shall have the sole right to determine whether or not a case has arisen for the giving of notice of abandonment to abandon the Ship to the insurers and/or claim a constructive total loss and the Charterer is hereby irrevocably authorised by the Owner to give the same if it so determines.

         (b) The Owner shall upon the request of the Charterer promptly execute such documents as may be required to enable the Charterer to abandon the Ship to the insurers and/or claim a constructive total loss and the Owner shall give the Charterer all possible assistance in pursuing the said claim.

21.10 Any moneys payable under the Insurances shall be payable in accordance with the terms of the relevant Loss Payable Clause and, unless and until a Relevant Event shall occur (whereupon all insurance recoveries shall be receivable by the Owner and applied in accordance with the foregoing provisions of this Clause 21), the Owner shall not give any notice or direction to the contrary to the insurers as contemplated by the Loss Payable Clauses.

21.11 If the insurers of the Ship have satisfied or admitted in full their obligations under the Insurances and have expressly waived any rights they may have, or would or might acquire, in the Ship, the Owner shall as soon as practicable after the date of Total Loss of the Ship endeavour to sell the Ship, to the extent that the Owner retains title therein. Any such sale shall comply with Clauses 3.5 and 3.6.

22       SALVAGE

22.1 All salvage and towage and all proceeds from derelicts shall, subject to the Owner's prior right to retain thereout any sums which may be due from the Charterer to the Owner under this Charterparty or any of the other Relevant Documents, be for the Charterer's benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterer.


23       REQUISITION

23.1 If the Ship is requisitioned for hire by any Government Entity or other competent authority during the Charter Period then, unless and until the Ship becomes a Total Loss following such requisition and the Charterer shall have made payment of all sums due pursuant to Clause
         21.2 (a), the charter of the Ship to the Charterer under this Charterparty shall continue in full force and effect (subject always to the provisions of Clause 25) for the remainder of the Charter Period and the Charterer shall remain fully responsible for the due compliance with all its obligations under this Charterparty other than such obligations which the Charterer is unable to comply with solely by virtue of such requisition.

23.2 If the Charterer shall duly comply with all its obligations under this Charterparty, save as mentioned in Clause 23.1, the Charterer shall during the Charter Period, be entitled to all requisition hire paid to the Owner or to the Charterer on account of such requisition.

23.3 The Charterer shall as soon as practicable after the end of any requisition for hire, cause the Ship to be put into the condition required by this Charterparty, and where that requisition shall end after the expiry or termination of the Charter Period, the Charterer shall, as soon as practicable, cause the Ship to be put into the redelivery condition required by Clause 18, allowance being made for fair wear and tear in respect of the period from the expiry or termination of the Charter Period.

23.4 The Owner shall be entitled to all compensation payable in respect of any change in the structure, state or condition of the Ship arising during the period of requisition for hire. The Owner shall apply such compensation in reimbursing the Charterer for the cost of complying with its obligations under Clause 23.3, provided always that if a Relevant Event has occurred and is continuing, the Owner shall be entitled to apply such compensation in or towards settlement of any amounts owing by the Charterer under this Charterparty and any of the other Relevant Documents.

23.5 Should the Ship be under requisition for hire at the end of the Charter Period:

         (a) the charter of the Ship under this Charterparty shall (unless otherwise agreed between the parties hereto) nevertheless be terminated at such end but without prejudice to the accrued rights of the parties, including, without prejudice to the generality of the foregoing, the obligations of the Charterer contained in Clause 23.3, and the Owner shall be entitled to receive and retain any requisition hire payable in respect of the period from the expiry or termination of the Charter Period;

         (b) the Charterer shall if it is prevented by reason of the requisition for hire from redelivering the Ship under Clause 18, be relieved from its obligations so to do, but shall consult with the Owner as to the most convenient method of enabling the Owner to obtain redelivery of the Ship when the Ship is released from such requisition; and

         (c) after such release the Charterer shall be given a reasonable opportunity of removing the Excluded Equipment and any additional equipment as is referred to in Clause 20.3 on the terms therein referred.

23.6 If the Ship shall be requisitioned for hire upon terms whereby the Charterer is not relieved from its insurance obligations pursuant to the proviso to Clause 16.1, insurance recoveries in respect of all claims whatsoever (otherwise than in respect of a Total Loss) arising during the period or requisition shall (to the extent to which such recoveries have not been expended by the Charterer in repairs to the
         Ship) at the end of the Charter Period be paid to the Owner and in respect of any amount so paid the Charterer shall to that extent be relieved from its obligations under the last sentence of Clause 18.1 and under Clause 20.3.

24       TERMINATION EVENTS

24.1 If the Charterer commits a repudiatory breach of any Relevant Document or the Guarantor commits a repudiatory breach of the Guarantee the Owner may accept such breach as repudiation of this Charterparty.

24.2 Without prejudice to the generality of Clause 24.1 the Owner and the Charterer agree that it is a fundamental term and condition of this Charterparty that none of the following events shall occur during the Charter Period and that the occurrence of any of the following events shall constitute a repudiatory breach of this Charterparty

         (a) any Relevant Party fails to pay any sum payable by it under any of the Relevant Documents when due or on demand within five (5) Banking Days of such due date or date of demand (as the case may be); or

         (b) the Charterer fails to obtain and/or maintain the Insurances or if any insurer in respect of any part of the Insurances cancels any part of the Insurances or disclaims or repudiates liability by reason, in either case, of any mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Charterer, or

         (c) any Relevant Party commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under any of the Relevant Documents (other than those referred to in sub-clauses (a) and (b) above) and in respect of any such breach or omission which in the opinion of the Owner is capable of remedy, such action as the Owner may require shall not have been taken within fourteen (14) days of the Owner notifying any Relevant Party of such default and of such required action;

         (d) any representation or warranty made or deemed to be made or repeated by any Relevant Party in or pursuant to any of the Relevant Documents or any document, certificate or statement referred to in or delivered under any of the Relevant Documents is or proves to have been incorrect in arty material respect when made or deemed repeated; or

         (e) any Indebtedness of any Relevant Party becomes due or capable of being declared due prior to the date when it would otherwise have become due whether or not such breach or default shall be waived by the person to whom the same is payable or is not paid on the due date and in the opinion of the Owner the ability of any Relevant Party to perform all or any of its obligations under, or otherwise to comply with the terms of any Relevant Documents shall or may reasonably be expected to be materially adversely prejudiced as a consequence thereof; or

         (f) any consent, authorisation, licence or approval of or registration with or declaration to governmental or public bodies or authorities or courts required by any Relevant Party to authorise, or required by any Relevant Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of any of the Relevant Documents or the performance by any Relevant Party of its obligations under any of the Relevant Documents is modified in a manner unacceptable to the Owner or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

         (g) a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against any of the undertakings, assets, rights or revenues of any Relevant Party and is not discharged within seven days; or

         (h) any Relevant Party suspends payment of its debts or becomes or is deemed to be insolvent or unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 as they fall due or commences negotiations with one or more of its creditors with a view to the general re-adjustment or re-scheduling of all or part of its Indebtedness or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors or proceedings are commenced in relation to any Relevant Party under any law, regulation or procedure relating to reconstruction or readjustment of debts; or

         (i) any Relevant Party takes any action or any legal proceedings are started or other steps taken for (or for the consideration of) (i) any Relevant Party to be adjudicated or found bankrupt or insolvent, (ii) the winding-up or dissolution of any Relevant Party or (iii) the appointment of a liquidator, trustee, receiver, administrator or similar officer of any Relevant Party of the whole or any part of their respective undertakings, assets, rights or revenues; or

         (j) any event occurs or proceeding is taken with respect to any Relevant Party in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in Clauses 24.2 (g), (h) or (i); or

         (k) any Relevant Party suspends or ceases or threatens to suspend or cease to carry on its business; or

         (l) all or a material part of the undertakings, assets, rights or revenues of or shares or other ownership interests in, any Relevant Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

         (m) any Relevant Party disposes or threatens to dispose of all or a material part of its assets, whether by one or a series of transactions, related or not, other than for the purpose of a reconstruction or amalgamation the terms of which have received the previous consent in writing of the Owner;

         (n) there occurs, in the reasonable opinion of the Owner, a material adverse change in the financial condition of the Charterer or the Guarantor by reference to the financial statements referred to in Clause 2.1(f) of this Charterparty and Clause 5.1(i) of the Guarantee respectively; or

         (o) any of the Relevant Documents at any time and for any reason is or becomes invalid or unenforceable or otherwise ceases to remain in full force and effect, or the validity or enforceability of any of the Relevant Documents at any time and for any reason is contested by any party thereto (other than the Owner), or any such party denies that it has any, or any further, liability thereunder or it becomes impossible or unlawful for the Charterer or any other Relevant Party to fulfil any of its covenants and obligations contained in any of the Relevant Documents; or

         (p) any Relevant Party repudiates any of its obligations under the Relevant Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of its obligations under the Relevant Documents; or

         (q) the Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim, or otherwise taken from the possession of any Relevant Party or any operator thereof other than pursuant to a breach of Clause 6.1 by the Owner, as a result of any Encumbrance directly created by the Owner which adversely affects the operation of the Ship and any Relevant Party shall fail to procure the release of the Ship at the earliest possible time and in any event within a period of fourteen (14) days or if the Ship is not redelivered under the MWB Conversion Contract with the works provided for under that contract completed to the satisfaction of the Owner on or before 1st May 1991 or such later date as the Owner may agree in writing; or

         (r) the registration of the Ship is cancelled or terminated (otherwise than upon the Ship being redocumented or its registration transferred as contemplated by Clause 14.3) except by reason of the Owner's default in its obligations under Clause 14.2; or

         (s) any other event (other than a Total Loss) occurs or state of affairs exists which has or may reasonably be expected to have a prejudicial effect on the Owner's title to the Ship (other than pursuant to a breach of Clause 6.1 by the Owner as a result of any Encumbrance directly created by the Owner which adversely affects the operation of the Ship) or a prejudicial effect on its rights under any of the Relevant Documents, or an adverse effect on the ability of any Relevant Party to perform all or any of its obligations under, or otherwise to comply with the terms of, any of the Relevant Documents; or

         (t) in the "requisite period", the Ship shall be used for any purpose other than a "qualifying purpose" as those expressions are described in Clause 13.2(e); or

         (u) there shall occur a material adverse change, from the position applicable immediately following Delivery, in the business, affairs or condition (financial or otherwise) of any Relevant Party the effect of which is (in the reasonable opinion of the Owner) materially to imperil, delay or prevent the due fulfillment by any Relevant Party of any of their obligations and undertakings contained in any of the Relevant Documents; or

         (v) except with the prior written consent of the Owner the whole of the legal and beneficial ownership of the whole of the issued share capital of the Charterer ceases to be owned directly or indirectly by the Guarantor.

25       OWNERS RIGHTS FOLLOWING A TERMINATION EVENT

25.1 At any time after any repudiation of this Charterparty by the Charterer, including the occurrence of any Termination Event (and provided that the same is continuing) the Owner may, by notice to the Charterer, accept such repudiation and immediately terminate the Charter Period (whereupon, as the Charterer hereby agrees and acknowledges, the Charterer's right, title and interest in and to the Ship and to possess and operate the Ship, shall terminate) and retake possession of the Ship, (the Owner agreeing, in such circumstances, that provided that the seaworthiness of the Ship is not thereby diminished nor the value of the Ship thereby materially altered the Charterer may first remove or that the Owner will at the Charterer's cost and expense remove and deliver to the Charterer, or to whomever else may be entitled thereto, any equipment belonging to the Charterer installed in or on the Ship, and the Charterer agrees that the Owner may for this purpose enter upon any premises belonging to or in the occupation or under the control of the Charterer where the Ship or any part thereof may be located, and the Charterer shall pay to the Owner forthwith upon such termination such sum as shall equal the aggregate of:

         (a) all amounts due under the Charterparty or any of the other Relevant Documents as shall be payable and remain outstanding;

         (b) all losses incurred by the Owner in connection with such termination including, without prejudice to the generality of the foregoing, all costs and expenses so incurred in recovering possession of the Ship, and in carrying out any works or modifications required to bring the Ship up to the condition specified in Clause 18.1;

         and the Charterer shall also pay to the Owner forthwith upon such termination by way of agreed compensation and not as a penalty, the amount of the Termination Sum at the date of termination.

25.2 Without prejudice to the obligation of the Charterer to make the payments referred to in Clause 25.1 upon any such termination as is referred to in Clause 25.1 and provided that the Owner shall not be prevented from so doing for any reason whatsoever, the Owner shall endeavour to sell the Ship as soon as practicable. The Net Sale Proceeds shall be applied by the Owner subject to Clause 10.4 as follows:

         (a) Firstly in or towards settlement of any amounts due and owing by the Charterer to the Owner under this Charterparty or any of the other Relevant Documents (including any interest due in respect thereof);

         (b) Secondly if the Charterer shall on or before the date of application of the Net Sale Proceeds by the Owner have paid the Termination Sum, or a part thereof, in accordance with Clause 25.1, in or towards refunding by way of rebate of charterhire or otherwise as appropriate to the Charterer the amount of the Termination Sum or part thereof so paid by the Charterer; and

         (c) Thirdly an amount equal to two per cent (2%) of the Net Sale Proceeds shall be retained by the Owner and any balance shall be paid to any Relevant Party by way of rebate of charterhire or otherwise as appropriate.

25.3 If the Charterer fails to comply with any of its obligations under this Charterparty or any of the other Relevant Documents the Owner may, without being in any way obliged so to do, or responsible for so doing, and without prejudice to the ability of the Owner to treat that non-compliance as a Termination Event, effect compliance on the Charterer's behalf, and if the Owner incurs any expenditure in effecting such compliance the Owner shall be entitled (without prejudice to Clause 25.1) to recover such expenditure from the Charterer together with interest thereon at the Relevant Rate of Interest from the date on which such expenditure is incurred by the Owner until the date of reimbursement thereof by the Charterer (both before and after any relevant judgment).

25.4 The rights and remedies of the Owner provided in this Charterparty are cumulative and are not exclusive of any rights and remedies provided by law.

26       INCREASED COSTS, FUNDING PROBLEMS AND ILLEGALITY

26.1 If the Owner notifies the Charterer that adequate and fair means do not exist for calculating the variable portion of the charterhire then the Owner shall give notice thereof to the Charterer and the Owner and the Charterer shall meet together to discuss the matter in good faith and, unless within thirty (30) days of the giving of such notice the Owner and the Charterer arrive, by negotiation in good faith, at an alternative basis acceptable to the Owner and the Charterer for continuing the Owner's funding of its purchase of the Ship and/or continuing the chartering of the Ship hereunder and calculating the variable portion of charterhire (and any alternative basis agreed in writing shall be retroactive to and effective from the commencement of the relevant period and shall continue until the Owner determines that circumstances are such that such alternative basis may cease to be effective) the Charterer shall indemnify the Owner from and against any liability, loss or expense suffered or incurred by the Owner during the relevant period provided that the Owner shall take all reasonable steps as may be open to it to mitigate the effect of this Clause.

26.2 If any law, regulation or regulatory requirement or any judgment, order or direction of any court, tribunal or authority binding upon the Owner in the jurisdiction in which it is formed or in which any action is required to be performed by it for the purposes of any of the Relevant Documents (whether or not in force before the date of this Charterparty) renders it unlawful for the Owner to continue to charter the Ship to the Charterer under this Charterparty the Owner shall promptly inform the Charterer and the Owner and the Charterer shall both be entitled by written notice to the other to terminate the Charter Period. Such termination shall be deemed to be a voluntary termination of the Charter Period in accordance with Clause 3.3 (notwithstanding that such termination shall not have occurred on a date falling on or after the first (1st) anniversary of the Delivery Date or that the Owner shall not have received one hundred and eighty
         (180) days' notice thereof) and the provisions of Clauses 33 to 35 shall apply thereto.

27       NOTICES

27.1 Every notice, request, demand or other communication under this Charterparty shall:

         (a) be in writing delivered personally or by prepaid first class letter, telex or facsimile transmission (confirmed in the case of a telex or fax transmission, by prepaid first class letter sent within 24 hours of despatch but so that the non-receipt of such confirmation shall not affect in any way the validity of the telex or facsimile transmission in question);

         (b) be deemed to have been received, subject as otherwise provided in this Charterparty, in the case of a telex, at the time of despatch with confirmed answerback of the addressee appearing at the beginning and end of the communication, in the case of a facsimile transmission, at the time of despatch with confirmation that the communication was well received (provided that, in the case of a telex or facsimile transmission, if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), and in the case of a letter, when delivered personally or five (5) days after being put in the post;

         (c)     be sent:

                 (1)      to the Owner to:

                          Royal Bank of Scotland (Industrial Leasing) Limited The Quadrangle
                          The Promenade
                          Cheltenham
                          Gloucestershire GL50 1PY
                          Telex : 43466 SMTCHT
                          Fax: 0242-224238

                          (Attention: Managing Director)

                 (2)      to the Charterer:

                          Simon-Horizon Limited
                          Horizon House
                          Azalea Drive
                          Swanley
                          Kent BR8 8JR
                          Telex 896050 EXPLOR G
                          Fax: 0322 613650

                          (Attention: Neil Campbell)

                 or to such other address, telex number or facsimile number as is notified by one party to the other under this Charterparty.

28       ASSIGNMENT

28.1 Save as hereinafter provided, neither the Owner nor the Charterer may assign or otherwise transfer any of its rights or obligations under this Charterparty without the prior written consent of the other party hereto PROVIDED ALWAYS that the Owner may assign or otherwise transfer any or all of its rights under, and the benefit of, this Charterparty without the consent of the Charterer to any Subsidiary for the time being of The Royal Bank of Scotland Group plc. In the event of any such assignment or transfer by the Owner to any Subsidiary of The Royal Bank of Scotland Group plc, such assignment or transfer shall not impose any greater liabilities on the Charterer towards the Owner then those liabilities which the Charterer would have had to the Owner had no such assignment or transfer taken place.

29       MISCELLANEOUS

29.1 This Charterparty contains the entire agreement between the Owner and the Charterer relating to the chartering of the Ship, and the terms and conditions of this Charterparty shall not be varied otherwise than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the Owner and the Charterer.

29.2 No failure or delay on the part of the Owner in exercising any right, power or remedy under this Charterparty shall operate as a waiver thereof nor shall any single or partial exercise by the Owner of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided in this Charterparty are cumulative and are not exclusive of any remedies provided by law.

29.3 Subject to the periods of grace referred to in Clause 24, time shall be of the essence as regards the performance by the Charterer of its obligations under this Charterparty.

29.4 All rights and liabilities in respect of the Ship by way of General Average shall be for the account of the Charterer.

29.5 If any term or provision of this Charterparty or any of the other Relevant Documents or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Charterparty and the other Relevant Documents or application of such term or provision to persons or circumstances (other than those as to which it is already invalid or unenforceable) shall not be affected thereby and each term and provision of this Charterparty and the other Relevant Documents shall be valid and be enforceable to the fullest extent permitted by law.

29.6 The Charterer authorises the Owner without prejudice to any of the Owner's rights of set-off at law, in equity or otherwise, at any time and with notice to the Charterer to set off or withhold from any sum or sums expressed in this Charterparty or one of the other Relevant Documents to be payable to the Charterer by the Owner any amount due and payable to the Owner from the Charterer under this Charterparty or any of the other Relevant Documents. For any such purpose the Owner is authorised to purchase with the sums which would but for this Clause
         29.6 be so payable to the Charterer, such other currencies as may be necessary to effect such set off or withholding. The Owner shall not be obliged to exercise any right given to it by this Clause 29.6. The Owner shall notify the Charterer forthwith upon the exercise or purported exercise of any right of set-off or withholding full details in relation thereto.

29.7 The Charterer undertakes that it will at its expense execute, sign, perfect and do any and every such further assurance, document, act or thing as in the reasonable opinion of the Owner may be necessary or desirable to carry out the purpose of this Charterparty or any of the other Relevant Documents or protect or enforce any right of the Owner hereunder or thereunder or the title of the Owner in the Ship.

29.8 In the event of any conflict between this Charterparty and any of the other Relevant Documents, the provisions of this Charterparty shall prevail.

30       LAW

30.1 This Charterparty is governed by and shall be construed in accordance with English law.

IN WITNESS whereof the parties hereto have entered into this Charterparty the day and year first above written.

                                   SCHEDULE 1

                         List of Documents and Evidence



1 A copy certified by a Director or the Secretary of the relevant person to be a true, complete and up-to-date copy, of the Certificate of Incorporation and Memorandum and Articles of Association of each of the Charterer and the Guarantor.

2 A copy, certified by a Director or the Secretary (or similar officer) of the relevant person to be a true copy, and as being in full force and effect and not amended or rescinded, of resolutions of the board of directors of each of the Charterer and the other Relevant Parties:

         (i) approving the transactions contemplated by such of the Relevant Documents to which the relevant person is a party;

         (ii) authorising a person or persons to sign and deliver on behalf of the relevant person or, as the case may be, authorising the sealing by the relevant person of the Relevant Documents to which it is a party and any notices or other documents to be given pursuant thereto;

3 A copy certified by a Director or the Secretary (or similar officer) of the relevant person to be a true copy, and as being in full force and effect and not revoked or withdrawn, of any power of attorney issued by the relevant person pursuant to the said resolutions.

4 A list, certified as true, complete and up to date by a Director or the Secretary (or similar officer) of each of the Relevant Parties of its directors and officers.

5 Evidence that all governmental and other licenses, approvals, consents, registrations and filings necessary for any matter or thing contemplated by the Relevant Documents and for the legality, validity, enforceability, admissibility in evidence and effectiveness thereof have been obtained or effected on an unconditional basis and remain in full force and effect (or, in the case of effecting of any registrations and filings, that arrangements satisfactory to the Owner have been made for the effecting of the same within any applicable time limit).

6 Certified true copies of the Memorandum of Agreement relative to the Ship between the Charterer and K/S Safir A/S and the Bill of Sale in respect thereof.

7 An independent valuation by valuers acceptable to the Owner of the current value of the Ship immediately prior to Delivery satisfactory to the Owner in all respects.

8. An independent valuation of the current value of the Ship after the conversion works have been carried out and equipment installed in accordance with the Conversion and Supply Agreement or otherwise as proposed by the Charterer and confirming that the anticipated life-span of the Ship is not less than the Primary Period satisfactory to the Owner by valuers acceptable to the Owner.

9 An auditor's certificate in form and content satisfactory to the Owner confirming that the costs incurred by the Charterer in connection with the Ship (other than the Purchase Price) as at Delivery exceed One million two hundred thousand Pounds (L.1,200,000).

10       Evidence that, on Delivery, the Ship:

         (a) will be registered forthwith in the name of the Owner as a Bahamian ship at the Port of Nassau and that the Ship, the Insurances and any Requisition Compensation are free of Encumbrances other than Permitted Encumbrances;

         (b) is safely afloat undamaged and maintains the Classification with the Classification Society; and

         (c) is insured in accordance with the provisions of this Charterparty and all requirements of this Charterparty in respect of such insurance have been complied with.

11       The Purchase Agreement duly executed by the Charterer.

12 The legal Bill of Sale referred to in the Purchase Agreement duly executed by the Charterer in favour of the Owner in such form as the Owner may have approved for the purposes of the Purchase Agreement together with all other documents to be delivered by the Charterer to the Owner pursuant to the Purchase Agreement.

13       The Guarantee duly executed by the Guarantor.

14       The Conversion and Supply Agreement duly executed by the Charterer.

15       A certified true copy of the MWB Conversion Contract.

16 Original invoices issued by the Yard prior to Delivery and in respect of which a reimbursement is claimed by the Charterer or made by the Owner to the Charterer pursuant to Clauses 3.3 or 3.4 of the Conversion and Supply Agreement.

17 The legal opinion of Dr. Schackow & Partner, special German legal advisers to the Owner, in form and content satisfactory to the Owner.

                                   SCHEDULE 2

                            Form of Delivery Notice



To:      Royal Bank of Scotland (Industrial Leasing) Limited
         [Address]


                                                        (dated)

                         Charterparty by way of Demise
                            dated     December, 1990
                      in respect of m.v. "Seaway Labrador"

         We refer to the above Charterparty and hereby give you notice that the
Expected Delivery Date is      December, 1990.

         We confirm that the representations and warranties contained in Clauses 2.1 and 2.2 of the Charterparty are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date.

         Words and expressions defined in the Charterparty shall have the same meanings when used herein.

                              For and on behalf of
                             SIMON-HORIZON LIMITED


                            .......................

                                   SCHEDULE 3

                                  Charterhire


1        Definitions

         In addition to the definitions comprised in Clause 1 and Schedule 4 of this Charterparty the following expressions shall have the following meanings:

         "Accounting Period"               means an accounting period for the
                                           purposes of section 12 ICTA;

         "Applicable Rate"                 means in relation to any Interest
                                           Reference Period where the
                                           Applicable Rate is being applied to
                                           a negative balance of Notional
                                           Capital Outstanding, the greater of
                                           (i) LIBOR for that period and (ii) 7
                                           per cent per annum, in either case,
                                           plus the Reserve Asset Rate for that
                                           period;

         "Assumption"                      means the assumptions set out in
                                           paragraph 3 of this Schedule 3;

         "Corporation Tax                  means in relation to any Accounting
         Applicable Rate"                  Period of the Owner,
                                           the effective rate of Corporation
                                           Tax which is or would be applicable
                                           to companies generally in respect of
                                           taxable profits (if there were such
                                           profits and ignoring for this
                                           purpose the special rate applicable
                                           to small companies) of such
                                           Accounting Period, such rate to be a
                                           weighted average calculated on a
                                           time apportionment basis where
                                           different rates apply for more than
                                           one Financial Year within which such
                                           Accounting Period falls. Without
                                           prejudice to the foregoing, if, at
                                           any date on which a calculation is
                                           to be made hereunder, the
                                           Corporation Tax rates are fixed
                                           retrospectively or for some other
                                           reason the relevant rate is not
                                           known at the time, such calculation
                                           shall (without prejudice to any
                                           provision of this Schedule providing
                                           for such calculation to be adjusted
                                           once the rate of Corporation Tax is
                                           fixed by law) be made on the basis
                                           that the rate of Corporation Tax
                                           last fixed will not change;

         "Final Date"                      means the date falling nine months
                                           and one day after the last day of
                                           the Accounting Period of the Owner
                                           in which:

                                           (i)     the last Primary Period
                                                   Charterhire (or any
                                                   adjustment thereto) falls due
                                                   to be paid; or

                                           (ii)    any Termination Sum (or any
                                                   adjustment thereto) falls due
                                                   to be paid;

                                           whichever is later;

         "Financial Year"                  has the meaning given to that
                                           expression in Schedule 1 of the
                                           Interpretation Act 1978;

         "Interest Payment                 means, for any Interest Reference
         Date"                             Period, the date specified
                                           in respect thereof in Column 2 of
                                           the table annexed to this Schedule
                                           3, or if any such date is not a
                                           Banking Day, the immediately
                                           preceding Banking Day,

         "Interest Reference               means each of the following
         Period"                           successive periods:

                                           (i)    the period commencing on 1st
                                                  April, 1991 and ending on
                                                  30th June, 1991, and
                                                  thereafter each successive
                                                  period of three (3) months
                                                  commencing on the date
                                                  specified in Column 1 of the
                                                  table annexed to this
                                                  Schedule 3 and ending on the
                                                  day immediately preceding the
                                                  first day of the next
                                                  Interest Reference Period;
                                                  and

                                           (ii)   the period from the expiry of
                                                  the last three (3) month
                                                  period referred to in (i)
                                                  above to the Final Date;

         "LIBOR" means in relation to any Interest Reference Period, the annual percentage rate of interest (as certified by The Royal Bank of Scotland plc whose certificate shall in the absence of manifest error be conclusive and binding) at which deposits in Pounds for the period in question in amounts comparable with the sum in respect of which such interest rate falls to be determined were offered by The Royal Bank of Scotland plc to prime banks in the London Interbank Market at or about
                                  11.00 a.m. on the first day of such period or, if such day is not a Banking Day then on the immediately preceding day which is a Banking Day;

         "Notional Capital        means the amount of the Owner's investment in
         the Outstanding          Charterparty from time to time;

         "Owner's Group"          means all those companies which at any
                                  particular time constitute a group of
                                  companies for the purposes of the provisions relating to group relief contained in Chapter
                                  IV Part X ICTA and of which the Owner is a member;

         "Owner's Return"         means the Owner's after-tax profit take out
                                  rate of return;

         "Pre-Primary             means in relation to any Pre-Primary Interest
         Applicable Rate"         Reference Period where the PrePrimary
                                  Applicable Rate is being applied to a
                                  negative balance of Notional Capital
                                  Outstanding, the greater of (i) Pre-Primary
                                  LIBOR for that period and (ii) 7 per cent per annum, in either case, plus the Reserve Asset
                                  Rate for that period;

         "Pre-Primary Interest    means each of 31st December 1990 and 31st
         Payment Date:            March 1991;


         "Pre-Primary Interest    means each of the following successive
         Reference Period"        periods:


                                  (i)      the period commencing on the
                                           Delivery Date and ending on 31st
                                           December 1990;

                                  (ii)     the period commencing on the expiry
                                           of the period referred to in (i)
                                           above and ending on the date three
                                           (3) months thereafter;

         "Pre-Primary             means, in relation to any Pre-Primary
         LIBOR"                   Interest Reference Period, the annual
                                  percentage rate of interest (as certified by
                                  The Royal Bank of Scotland plc whose
                                  certificate shall in the absence of manifest
                                  error be conclusive and binding) at which
                                  deposits in Pounds for a period of one month
                                  in amounts comparable with the sum in respect
                                  of which such interest rate falls to be
                                  determined were offered by The Royal Bank of
                                  Scotland plc to prime banks n the London
                                  Interbank Market at   or about 11:00 am on
                                  the first day of such period or, if such day is not a Banking Day then on the immediately preceding day which is a Banking Day;

         "Pre-Primary             means the period commencing on the Delivery
         Period"                  Date and ending on the last day of the last
                                  Pre-Primary Interest Reference Period;

         "Primary Period          means the charterhire calculated and payable
                                  in accordance

         Charterhire"             with paragraph 2 of this Schedule 3 and,
                                  where applicable, as adjusted in accordance with paragraph 4 of this Schedule 3;

         "Reference Rate"         means thirteen per cent (13%) per annum;

         "Reserve Asset           means for any period the annual percentage
         Rate"                    rate of interest derived from the following
                                  formula:

                                  CL+D(L-X)+(M-D)(L-T)+S(L-Z)% per annum
                                        100-(C+S+M)

                                  Where

                                  C =      The amount required to be held on
                                           non-operational non-interest bearing
                                           deposit account with the Bank of
                                           England pursuant to the Cash Ratio
                                           deposit requirement of the Bank of
                                           England, expressed as a percentage
                                           of The Royal Bank of Scotland plc's
                                           Eligible Liabilities ("The Cash
                                           Ratio Deposit")

                                  L =      LIBOR

                                  D =      The amount required to be held on
                                           secured Loans to members of the
                                           London Discount Market Association
                                           and/or on secured call Loans with
                                           those money brokers and gilt-edged
                                           primary market makers recognised for
                                           this purpose by the Bank of England,
                                           expressed as the normal average
                                           percentage of The Royal Bank of
                                           Scotland plc's Eligible Liabilities
                                           to be so maintained ("Discount House
                                           Deposits")

                                  X =      The rate of interest per annum at
                                           which Sterling deposits can be
                                           placed on secured Loans with a
                                           member of the London Discount Market
                                           Association at or about 11.00 on the
                                           relevant day for a period comparable
                                           to the relevant Interest Reference
                                           Period or for three months,
                                           whichever is the shorter. ("Discount
                                           House Deposit Rate")

                                  M =      The amount required by the Bank of
                                           England to be maintained in specific
                                           liquid assets, expressed as the
                                           normal average percentage of line
                                           Royal Bank of Scotland plc's
                                           Eligible Liabilities to be so
                                           maintained ("Mandatory Liquid
                                           Assets")

                                  T = The yield on Treasury Bills having a period remaining to maturity comparable to the relevant Interest Reference Period, or for 91 days, whichever is shorter. If for 91 days the yield shall be calculated by reference to the average discount rate for Treasury Bills at the tender as published by the Bank of England weekly, usually on Friday; if for any lesser period the yield shall be calculated by reference to the discount rate quoted for the sale of Treasury Bills having that period remaining to maturity by a member of the London Discount Market Association at or about 11.00 am. on the relevant day ("Treasury Bill Yield")

                                  S =      The amount required to be placed as
                                           Special Deposits with the Bank of
                                           England, expressed as a percentage
                                           of The Royal Bank of Scotland plc's
                                           Eligible Liabilities ("Special
                                           Deposits")

                                  Z =      The rate of interest, per annum,
                                           allowed by the Bank of England, from
                                           time to time, on Special Deposits
                                           ("Interest on Special Deposits")

                                  In making any calculation under this formula:

                                  any negative factor shall be given the value zero; and

                                  each calculation shall be rounded up to the next one-sixteenth per cent.
                                  Provided that if such formula ceases in the reasonable option of The Royal Bank of Scotland plc to be a realistic and accurate basis for calculating the cost of The Royal Bank of Scotland plc complying with any reserve assets, interest free, special deposit or other requirements of a similar nature imposed on it by any competent authority (including, without limitation, the Bank of England) with similar intent (whether or not such requirements have the force of law) or if such a cost is imposed directly on the Owner then the Owner shall be entitled to modify, expand or replace such formula to the extent that the Owner in its discretion and acting in good faith considers necessary to make it a realistic basis for recovery of any reserve asset costs arising in connection with the funding of the transactions contemplated by this Charterparty provided that any modification, expansion or replacement shall be of similar effect to other formulae having a like purpose being or to be applied by clearing banks or (where such cost is imposed directly on the Owner) of undertakings comparable to the Owner in the United Kingdom;

         "Secondary Period        means the Charterhire calculated and payable
         Charterhire"             in accordance with paragraph 6 of this
                                  Schedule 3;

         "Variable                means each of the Assumptions set out in
         Assumption"              paragraphs 3 (i) - (xx) (inclusive) of this
                                  Schedule 3;

2        Primary Period Charterhire

2.1 During the Primary Period the Charterhire payable on each Charterhire Payment Date shall be L.14.82 per L.1000 of Original Cost.

2.2 Charterhire in respect of the Primary Period shall be payable in monthly installments in arrears. The first such instalment shall be payable on 1st May 1991 and a further instalment of Charterhire shall be payable on the first day of each month following after 1st May 1991 up to (and including) 1st April 2001.

2.3 Each Primary Period Charterhire shall be subject to adjustment in the manner specified in paragraph 4 of this Schedule 3.

3        Assumptions in relation to Primary Period

         The Primary Period Charterhire has been calculated on the following
         Assumptions:

         (i) that the Original Cost will be incurred in seven installments in the following amounts on the following dates:

                 Date                              Amount per L.1,000
                                                   of Original Cost

                 15.11.90                                 571.20
                 15.12.90                                  12.50
                 10. 1.91                                  87.50
                 31. 1.91                                  41.50
                 28. 2.91                                  33.30
                 10. 3.91                                  62.50
                 31. 3.91                                 191.50

                 and;


         (ii)    that the Primary Period will commence on 31st March 1991; and

         (iii) that in accordance with the provisions of Chapter I Part II CAA writing down allowances of 25 per cent per annum on a reducing balance basis in respect of Original Cost will be available to the Owner such writing down allowances to commence in respect of all installments of Original Cost in the Accounting Period of the Owner ending 31st March 1991 and to continue in each subsequent Accounting Period of the Owner until the Accounting Period of the Owner in which the Primary Period expires by effluxion of time, that the writing down allowances so available will not be withdrawn, either wholly or in part, and that there will be no delay in the agreement of the Owner's claim for such allowances; and

         (iv) that the Ship will be sold in the Accounting Period of the Owner in which the Primly Period expires by effluxion of time and that the amount which the Owner is required to bring into account as disposal value on such sale in accordance with section 24 (6) CAA will be the balance of the Original Cost on which writing down allowances are assumed to be available for that Accounting Period by paragraph 3(iii) above; and

         (v) that any interest paid or assumed to be paid in respect of funds borrowed or assumed to be borrowed by the Owner for the purpose of this transaction is or would had it actually been paid have been allowed as a trading expense or as a charge on income in the Accounting Period of the Owner to which such interest relates or is paid (or assumed to be paid); and

         (vi) that in the "requisite period", (as that expression is defined in section 40 CAA) the Ship will not be used for a purpose which results in section 42 CAA applying; and

         (vii)   that, in relation to Original Cost, no charge will arise under section 46 CAA in respect of any excess relief (as therein defined) or under section 42 CAA as the same may be amended, extended, substituted or replaced from time to time; and

         (viii) that any losses for taxation purposes arising to the Owner in connection with the transactions contemplated by this Charterparty (including losses arising as a result of the availability of the said allowances) will be available for offset against other profits of the Owner pursuant to section 393(2) ICTA or for surrender by way of group relief in accordance with the provisions of sections 402 to 413 ICTA (as amended, and in force, as at the date hereof) and that there will be no change in the law or practice in relation to group relief which would affect or in any way restrict the Owner's ability to surrender such losses to any company in the Owner's Group or the ability of any company in the Owner's Group to whom such losses are surrendered to claim or enjoy the benefit of such surrender, and

         (ix) that the Corporation Tax Applicable Rate applicable to Accounting Periods of the Owner commencing on or after 1st April 1990 and ending with the Accounting Period of the Owner in which the Final Date falls will be 35 per cent; and

         (x) that the Owner will not be required to bring into account as disposal value (within the meaning of and in accordance with the provisions of section 24 CAA) in respect of the Original Cost an amount greater than the Net Sale Proceeds and/or insurance proceeds in respect of the Ship actually received by the Owner, and

         (xi) that no change occurs in the nature, method or application of any relevant United Kingdom taxation by reason of any enactment, provision, practice or ruling of or by any authority, whether legislative, judicial, administrative or revenue, after the date of this Charterparty, and

         (xii) that the provisions of section 10 ICTA will not be amended after the date hereof so as to result in the Owner first becoming liable to pay any Corporation Tax on profits for any Accounting Period on a date other than the date which is nine months and one day after the end of that Accounting Period; and

         (xiii) that the Owner will not be required by law or accounting practice to draw up its accounts for any period other than 12 months and/or as at any date other than 31st March in any year; and

         (xiv) that the only amounts which the Owner will be required to bring into account as income in calculating its profits by reference to the chartering of the Ship will be the charterhire in Pounds payable pursuant to paragraph 2 of this Charterparty, and

         (xv) that all installments of charterhire to be received by the Owner under this Charterparty will be fully taxable on their full amount in the Accounting Period of the Owner in which they fall due to be paid; and

         (xvi) that the Pre-Primary Applicable Rate will be equal to the Reference Rate; and

         (xvii) that the Owner will incur professional fees and disbursements of L.2 per L.1000 of Original Cost (exclusive of Value Added
                 Tax) in respect of the transactions contemplated by this Charterparty excluding the funding arrangements; and

         (xviii) that the fees incurred by the Owner referred to in paragraph
                 (xvii) above will be deductible as a trading expense in the Accounting Period of the Owner in which such fees are payable; and

         (xix) that the interest assumed to be received and paid in Assumptions 3 (xxi) and (xxiii) will be treated as accruing on a daily basis for the purpose of Corporation Tax and will be accrued on positive or negative balances of Notional Capital Outstanding (as the case may be) until the Final Date; and

         (xx)    (1)      that all losses arising in an Accounting Period of
                          the Owner as referred to in paragraph 3 (viii) will be surrendered to members of the Owner's Group;

                 (2) that the Owner will receive payments for group relief on the date assumed to be the date for payment of Corporation Tax by the Owner in paragraph 3 (xii), that no refund of such payments shall be made by the Owner and that, in accordance with section 402(6) ICTA, such payments will not be taken into account (either as a receipt or a deduction) for Corporation Tax purposes; and

         (xxi) that on the Interest Payment Date in respect of each Interest Reference Period during which the Notional Capital Outstanding is

                          (i) a negative figure the Owner will pay interest calculated on a daily basis using a 365 day year on the daily balances of Notional Capital Outstanding during such Interest Reference Period at the Reference Rate; or

                          (ii) a positive figure the Owner will receive interest calculated on a daily basis using a 365 day year on the daily balances of Notional Capital Outstanding during such Interest Reference Period at a rate of 7 per cent per annum; and

         (xxii) the acquisition of the Ship by the Owner, its conversion pursuant to the Conversion and Supply Agreement, the chartering of the Ship under this Charterparty, the sale of the Ship by the Owner under this Charterparty and the funding of the transactions in relation thereto are the only transactions carried out by the Owner and the Owner shall be regarded as having no assets in respect of which capital allowances are available other than the Ship provided that nothing in this paragraph shall deem a balancing allowance to be received by the Owner at any time; and

         (xiii) that on each Pre-Primary Interest Payment Date in respect of each Pre-Primary Interest Reference Period during which Notional Capital Outstanding is a negative figure, the Owner will pay interest at the Pre-Primary Applicable Rate calculated on a daily basis using a 365 day year on the daily balances of Notional Capital Outstanding during each Pre-Primary Interest Reference Period and that such interest is compounded on 31st December 1990 and 31st March 1991; and

         (xiv) that no fees will be payable to London Financial Group limited; and

         (xv) that the interest referred to in paragraphs 3(xxi) and (xxiii) will be payable to a person carrying on a bona fide banking business in the UK.

4        Adjustments to Primary Period Charterhire

4.1      Change in Assumptions

         On or as soon as reasonably practicable after any date on which the Owner becomes aware or is notified by the Charterer that there has been a change In any of the Variable Assumptions on the basis of which the Primary Period Charterhire has been calculated and the effect of such change would require the Primary Period Charterhire to be adjusted if the Owner's Return is neither to be increased or decreased, the Owner shall notify the Charterer of the amount by which the Primary Period Charterhire is required to be adjusted upwards or downwards. Any such adjustment shall:

         (a) subject to sub-paragraphs (b) and (c) below, be calculated on the same basis as the Primly Period Charterhire was calculated and by reference to the Assumptions in order to ensure that the Owner's Return is neither increased nor decreased; and

         (b) take into account any changes in any of the Variable Assumptions which have occurred (and are known to the Owner) between the date of this Charterparty and the date of notification of such adjustment; and

         (c) be such as to ensure that, subject to the payment by the Charterer of the adjusted Primary Period Charterhire on each subsequent Charterhire Payment Date and on the basis that each instalment of the adjusted Charterhire shall bear to each other such instalment the same ratio as each instalment of the Primary Period Charterhire bears to each other Primary Period Charterhire instalment, the Notional Capital Outstanding on the Final Date will be zero or as near thereto as may be.

4.2      Adjusted Primary Period Charterhire

         As from the date any notification of adjusted Primly Period Charterhire is to take effect in accordance with this Charterparty the amount of charterhire to be paid on each Charterhire Payment Date during the Primary Period shall be the adjusted Primary Period Charterhire so notified.

4.3      Change in Assumptions after the Primary Period

         If the Owner shall become aware or is notified by the Charterer that there has been a change in any of the Variable Assumptions on the basis of which any Primary Period Charterhire has been calculated at a time when no Primary Period Charterhire remains to be paid the Owner shall as soon as reasonably practicable determine a single amount calculated on the basis of the Assumptions but taking into account any changes in any of the Variable Assumptions which have occurred and are known to the Owner between the date of this Charterparty and the date of such calculation which shall be either payable by the Charterer to the Owner by way of additional charterhire or by the Owner to the Charterer by way of rebate of charterhire and which amount shall be calculated so that the Owners Return is neither increased nor decreased. No account shall be taken of a change in a Variable Assumption occurring more than six years after the last day of the Accounting Period in which the final instalment of Primary Period Charterhire falls to be paid.

4.4      Correcting adjustments

         Of a Variable Assumption which has been regarded as incorrect subsequently proves to have been correct or to be incorrect in a different manner or with a different effect from that which such Assumption was originally regarded as incorrect, then, such further adjustments shall be made under paragraph 4 as may be required to ensure that the Owners Return is the same as it would have been had the relevant Assumption (and all such other Assumptions) proved to be correct at all times (but fully taking into account the amount of any previous adjustments).

4.5      Exclusion of Adjustments

         No adjustment of charterhire shall be made under Paragraph 4 if and to the extent that any of the Variable Assumptions shall prove to be incorrect solely as a result of:

         (i) otherwise than as a result of Assumption (xi) proving to be incorrect, the Owner not being or ceasing to be resident in the UK for the purpose of Corporation Tax or not being or ceasing to be within the charge to Corporation Tax in respect of the Ship;

         (ii) otherwise than as a result of Assumption (xi) proving to be incorrect or a default by the Charterer, the Owner (or any member of the Owner's Group to which it might surrender or purport or wish to surrender group relief) not having a sufficiency of profits, or gains or income, in any Accounting Period or part thereof;

         (iii) otherwise than as a result of Assumption (xi) proving to be incorrect, the Owner (or member of the Owner's Group as aforesaid) voluntarily causing any or permitting any of its Accounting Periods to be other than twelve months ending on a date other than on 31st March in each year,

         (iv) the Owner failing duly to claim in the appropriate amount and in the correct manner or disclaiming any capital allowance to which it is properly entitled (or to which but for any of the facts or circumstances referred to in this paragraph 4.5 it would be properly entitled) in respect of the Ship;

         (v) the Owner disposing of the Ship (or any interest therein) otherwise than in accordance with or as contemplated by this Charterparty;

         (vi) the Owner materially failing to meet its obligations under clause 2.5 and/or clause 3.4 of the Conversion and Supply Agreement.

4.6      Notification and Disputes

         (a) The Owner shall certify in writing the amount of any calculation or adjustment under this Schedule 3 or Schedule 4 or the determination of any rate of interest or other amount payable under this Agreement together with reasonably sufficient detail to substantiate such calculation, adjustment or determination and in the event of there being a dispute as to the amount of such calculation, adjustment or determination, then without prejudice to the obligation of the Charterer to pay amounts as certified pending resolution of such dispute, the same shall immediately be referred to the auditors for the time being of the Owner ("the Accountants") (acting as experts and not as arbitrators) whose decision shall in the absence of manifest error, be final and binding on the parties.

         (b) The Owner shall supply to the Accountants a copy of the example cash flow on which the Owner has based the calculation of Primly Period Charterhire and the Owner shall provide the Accountants with any revised cash flow on the basis of which the Owner calculates an adjustment to the charterhire payable hereunder.

         (c) Where the decision of the Accountants results in an adjustment to any calculation certified as aforesaid by the Owner, such payment shall be made between the parties as the Accountants (acting as experts and not as arbitrators) shall certify as appropriate to give effect to such adjustment (after taking into account any financial or cash flow advantage or disadvantage to either of the parties resulting from the making of such adjustments and payments). The costs of and in connection with such reference to the Accounts shall unless otherwise agreed, be payable by the Charterer unless the Accountants' decision shall reveal that the Owner's calculation of such adjustment or determination was significantly inaccurate, having regard to the size of the transaction of which this Charterparty forms part and the result thereof would have been adverse to the Charterer.

         (d) The Owner agrees to notify the Charterer of any communication ("Claim") it receives from the Inland Revenue indicating that any matter relating to or affecting the correctness of any of the Variable Assumptions and/or Variable Termination Assumptions is being disputed by the Inland Revenue and as a result there is or it appears that there is likely to be an upward adjustment of charterhire under this Agreement or upward adjustment in the Termination Sum.

         (e) Following such notification and provided that the Owner continues to receive from the Charterer all amounts of charterhire and all other sums payable under this Agreement the Owner agrees to discuss the Claim with the Charterer and upon request to provide to the Charterer relevant extracts of the correspondence with the Inland Revenue concerning such Claim save that the Owner shall not be required to provide any information or correspondence which is in the opinion of the Owner confidential or of a sensitive nature having regard to the business of the Owner or of the Owner's Group. Such discussions shall take place with a view to agreeing the form and content of the Owner's response to such claim.

         (f) If the subject matter of the Claim is not resolved by negotiation with the Inland Revenue the Charterer may require the Owner to obtain (at the Charterer's expense) the opinion of leading tax counsel ("Counsel") concerning the merits of the subject matter of the claim. The Owner and Charterer will instruct such Counsel as they may mutually agree provided that if the parties shall not reach such agreement the Owner shall instruct the Counsel of its choice. The Owner's legal advisers will prepare Instructions to Counsel. The Charterer may make representations as to the contents of such Instructions but the Owner shall not be obliged to reflect those representations in the Instructions submitted to Counsel. The Charterer and its professional advisers may attend any conference with Counsel save that the Charterer and its professional advisers shall withdraw from such conference at the request of the Owner when in the of opinion of the Owner matters which in the Owner's opinion are confidential or of a sensitive nature having regard to the business of the Owner or the Owners Group may be discussed during such conference.

         (g) The Owner shall have the sole right to decide whether to pursue any appeal to the Special or General Commissioners (as the case may be) or beyond. The Owner and the Charterer agree to consult in such circumstances with a view to agreeing whether or not any application for postponement of payment of tax should be made.

         (h) The Charterer hereby agrees to keep the Owner indemnified against any costs, expenses or charges (including, without limitation, interest or penalties in respect of Taxes) arising to or incurred by the Owner in respect of any action taken by the Owner under the provisions of sub-paragraph 4.6(d) to (g) (inclusive) and it shall be a condition precedent to the Owner's obligations under those sub-paragraphs that the Charterer shall provide or procure security to the reasonable satisfaction of the Owner in respect of its obligations under this paragraph 4.6 (h).

4.7      Limitation

         In the event of any assignment or transfer of this Charterparty by the Owner pursuant to Clause 28 other than to a member of the Owner's Group the Charterer shall have or incur (at that or at any subsequent time) no greater liability to pay any charterhire, additional charterhire, Termination Sum or other moneys under this Charterparty or have or enjoy (at that or any subsequent time) any lesser entitlement to a reduction, refund, repayment or rebate of any charterhire, additional charterhire, Termination Sum or any other moneys than it would have had if no such sale or disposal had been made and had Royal Bank of Scotland (Industrial Leasing ) Limited continued to be the Owner at all material times.

5        Adjustment to Charterhire for changes in Interest Rates

5.1 The Primary Period Charterhire has been calculated on the assumption that the Applicable Rate for each Interest Reference Period will be 13 per cent per annum. Where for any Interest Reference Period the Applicable Rate shall be more or less than 13 per cent per annum then on the relevant Interest Payment Date the Charterer shall pay to the Owner by way of additional charterhire or the Owner shall pay to the Charterer by way of rebate of charterhire the amount calculated by multiplying for each 1 per cent increase or it decrease in the Applicable Rate above or below 13 per cent (with adjustments for variation other than an integral multiple of 1 per cent being made pro rata to two decimal places) the Original Cost by the amount listed opposite the relevant Interest Reference Period in Column 3 of the Table annexed to this Schedule 3 and dividing the result by 1,000.

5.2      The amounts specified in Column 3 of the Table annexed to this
         Schedule 3 are calculated on the basis of the Assumptions. In the event that any of the Variable Assumptions proves to be incorrect then the Owner will provide the Charterer with a revised Table prepared on the same basis as the Table annexed to this Schedule 3 except in so far as is necessary to reflect the change in any Variable Assumptions which have proved to be incorrect. Thereupon this paragraph shall continue to apply in respect of such revised Table mutatis mutandis and so on.

5.3      The Primary Period Charterhire payable under paragraph 2 of this
         Schedule 3 (including any adjustments thereto which may be required pursuant to the terms of this Schedule) may be replaced by agreement between the Owner and the Charterer by Primary Period Charterhire calculated on the same basis but adjusted to reflect the availability of fixed-rate funding to be obtained by the Owner in place of variable rate funding obtained or assumed to be obtained by the Owner for the purposes of the transactions contemplated by this Charterparty. In such event the Owner and the Charterer shall enter into a memorandum specifying the terms on which the Primary Period Charterhire shall be adjusted and the Table annexed to this Schedule 3 (or replacement Table) shall be revised accordingly to take account of such fixed rate funding on the basis that the Owner's Return shall be neither increased nor decreased. The Charterer will bear any commitment commission or other fee (including legal fees) incurred by the Owner in obtaining that fixed rate funding and in connection with the memorandum provided that such commission or other fee (other than legal fees) shall be notified in advance to the Charterer (or the basis for calculating the same) and specifically referred to in the memorandum.

5.4 The Charterer undertakes and agrees to indemnify the Owner on demand against any loss, cost, expense or detriment (as certified to the Charterer by the Owner) sustained or incurred by the Owner (including without limitation any damages, penalties or premiums incurred by the Owner) as a result of the Owner repaying prior to its specified maturity any funding obtained by the Owner or re-employing or liquidating any funds received from third parties acquired in relation to the transactions contemplated by this Charterparty, the Purchase Contract and the Conversion and Supply Agreement in consequence of the service or deemed service by the Charterer of a notice pursuant to Clause 3.3 or Clause 3.4 of this Charterparty, a Total Loss or the occurrence of a Termination Event in the event the same is actually accepted by the Owner as a repudiation of this Charterparty.

6        Secondary Period Charterhire

6.1 The Secondary Period Charterhire shall be payable annually in advance and each installment of Secondary Period Charterhire shall be L.2 for every L.1000 of Original Cost.

6.2 An installment of Secondary Period Charterhire shall be due on 2nd April 2001 and on each anniversary thereof during the Secondary Period.

                                      Annexure to Schedule 3

Simon-Horizon Limited                                              Royal Bank of Scotland (Industrial Leasing) Limited.
---------------------                                              ----------------------------------------------------

Rental Variation Factor
-----------------------
                                         1% Interest                                                       1% Interest
 Fixing              Settlement          Variation                   Fixing            Settlement          Variation
 Date                Date                Factor                      Date              Date                Factor
 ----                ----                ------                      ----              ----                ------
 1.04.91             1.07.91             L.2.59                      1.07.96           1.10.96             L.1.17
 1.07.91             1.10.91             L.2.59                      1.10.96           1.01.97             L.1.10
 1.10.91             1.01.92             L.2.58                      1.01.97           1.04.97             L.1.04
 1.01.92             1.04.92             L.2.27                      1.04.97           1.07.97             L.0.98
 1.04.92             1.07.92             L.2.23                      1.07.97           1.10.97             L.0.92
 1.07.92             1.01.93             L.2.22                      1.10.97           1.01.98             L.0.84
 1.10.92             1.01.93             L.2.19                      1.01.98           1.04.98             L.0.80
 1.01.93             1.04.93             L.1.97                      1.04.98           1.07.98             L.0.73
 1.04.93             1.07.93             L.1.95                      1.07.98           1.10.98             L.0.65
 1.07.93             1.10.93             L.1.93                      1.10.98           1.01.99             L.0.56
 1.10.93             1.01.94             L.1.89                      1.01.99           1.04.99             L.0.54
 1.01.94             1.04.94             L.1.74                      1.04.99           1.07.99             L.0.45
 1.04.94             1.07.94             L.1.71                      1.07.99           1.10.99             L.0.36
 1.07.94             1.10.94             L.1.67                      1.10.99           1.01.00             L.0.26
 1.10.94             1.01.95             L.1.62                      1.01.00           1.04.00             L.0.26
 1.01.95             1.04.95             L.1.51                      1.04.00           1.07.00             L.0.16
 1.04.95             1.07.95             L.1.47                      1.10.00           1.10.00             L.0.16
 1.07.95             1.10.95             L.1.42                      1.10.00           and                 Nil
                                                                                       thereafter
 1.01.96             1.04.96             L.1.29
 1.04.96             1.07.96             L.1.23

                                   SCHEDULE 4

                                 Temination Sum



1 In addition to the definitions comprised in Clause 1 and paragraph 1 of Schedule 3 to this Charterparty the following expressions shall have the following meanings:

         "Table"                  means the table annexed to this Schedule 4;

         "Revised Table"          means any revised Table produced pursuant to
                                  paragraph 3 of this Schedule 4;

         "Settlement Date"        means each of the dates set out in Column 1
                                  of the Table or any Revised Table;

         "Variable Termination    means the assumptions set out in paragraph
         Assumptions"             3.2 of this Schedule 4.


2 The Termination Sum on any relevant date shall be the sum calculated according to the following formula:

                 A X B
                 1000

         where:

         (i)     A =      Original Cost of the Ship; and

         (ii)    B =      the amount listed in Column 2 of the Table or any
                          Revised Table opposite, where the relevant date is not a Settlement Date, the next following Settlement
                          Date or where the relevant date is a Settlement Date, that Settlement Date.

3.1 The amounts specified in Column 2 of the Table arc calculated on the basis of the Assumptions and the Variable Termination Assumptions.

3.2      The Variable Termination Assumptions are:

         (a) that for the purposes of section 24 CAL the amount of the Net Sale Proceeds (in the case of a sale of the Ship) and/or any moneys actually received by the Owner in respect of a Total Loss will be equal to the equaling expenditure in respect of the Original Cost at the commencement of the Accounting Period of the Owner in which the Termination Sum is payable;

         (b) that for the purposes of section 24 CAA the Ship will be sold or a Total Loss will occur and Net Sales Proceeds or, as the case may be, insurance proceeds will be received by the Owner in the same Accounting Period as that in which the Termination Sum is payable;

         (c) that the refund of charterhire or payment of sales agency commission in respect of Net Proceeds of Sale and/or moneys received by the Owner in respect of a Total Loss due in accordance with Clauses 3.5, 21.5 and 25.2 of the
                 Charterparty:

                 (i) will occur in the Accounting Period of the Owner in which the Termination Sum is payable;

                 (ii) that any refund of charterhire will be wholly deductible for Corporation Tax purposes as a trading expense in the Accounting Period of the Owner in which the Termination Sum is payable;

                 (iii) that any payment of sales agency commission (excluding recoverable Value Added Tax) will be deductible from and in computing the amount to be brought into account as disposal value under section 24 CAA in the Accounting Period of the Owner in which such disposal value falls to be brought into account;

                 (iv) that the Owner will be able effectively to deduct the trading expense referred to in paragraph 3.2(c)(ii) above in computing its Corporation tax liability in respect of the Net Proceeds of Sale and/or any moneys received by the Owner in respect of a Total Loss; and

         (d) that all and no more or no less of the Net Proceeds of Sale (less any sales agency commission) and/or any moneys received by the Owner in respect of Total Loss in excess of Original Cost shall be treated as a chargeable gain for United Kingdom Corporation Tax purposes in the Accounting Period of the Owner in which the Termination Sum falls due and that the rate of Corporation Tax in respect of chargeable gains is the same as the rate assumed in paragraph 3.1(ix) of Schedule 3;

3.3 On or as soon as reasonably practicable after any date on which the Owner becomes aware that any of the Variable Assumptions or any of the Variable Termination Assumptions has become or will become incorrect (which shall be referred to in this Schedule 4 as a change in a Variable Assumption or Variable Termination Assumption) then the Owner will provide the Charterer with a Revised Table (but only if such Revised Table would differ from the existing Table) prepared on the same basis as the Table except that the preparation of such Revised Table shall take account of the change in say Variable Assumption or Variable Termination Assumption and except that such Revised Table shall take account of the Termination Sum due and payable on the Termination Date where the Revised Table is produced after such date and which Revised Table shall be calculated so that the Owner's Return shall be neither increased nor decreased. Insofar as a change in Variable Termination Assumption 3.2 (d) is concerned no account shall be taken in preparing any Revised Table of (a) any rollover or holdover of gains to another asset or (b) of any allowable losses arising to the Owner from the disposal of assets other than the Ship or (c) of relief for any losses for the purpose of capital gains tax or Corporation Tax on chargeable gains arising from the disposal of the Ship. Any Revised Table shall be deemed to take effect from the date when the change in any such Variable Assumption or Variable Termination Assumption occurs.

3.4 Following production by the Owner to the Charterer of a Revised Table pursuant to paragraph 3.3 of this Schedule 4 at a time after the Termination Sum has been paid or the obligation to pay the Termination Sum has been discharged the Owner shall recalculate the amount of the Termination Sum using such Revised Table with effect from the date on which the Termination Sum was first calculated and shall notify the Charterer of the amount thereof and of the amount of difference between the Termination Sum as so calculated and as immediately previously calculated. Within 30 days of such notification the Charterer shall pay to the Owner by way of additional charterhire the amount of the difference so notified where that amount is a positive figure or the Owner shall pay to the Charterer by way of rebate of charterhire the amount of the difference so notified where the amount is a negative figure.

3.5 As from the date any Revised Table is to take effect in accordance with this Charterparty the same shall be deemed to be incorporated herein in substitution for the Table or any previous Revised Table and payments to be made hereunder shall be determined by reference thereto.

3.6 No Revised Table may be produced pursuant to paragraph 3.3 above if the date on which the Owner became aware that there has been any change in a Variable Assumption or Variable Termination Assumption falls seven years after the date which is nine months and one day after the last day of the Accounting Period of the Owner in which the Termination Sum initially fell due to be paid.

4. Paragraphs 4.4 to 4.7 of Schedule 3 to this Charterparty shall apply with all necessary and/or appropriate adaptations to this Schedule in relation to Variable Termination Assumptions, revisions to the Table and adjustments to or repayments of Termination Sums (and other matters contemplated hereby) as it applies to that Schedule in relation to Variable Assumptions or adjustments of charterhire (and other matters contemplated thereby).

                              Table to Schedule 4
                             SIMON-HORIZON LIMITED

Termination               Termination      Termination              Termination
-----------               -----------      -----------              -----------
Date                      Amount           Date                     Amount
----                      ------           ----                     ------
1 May 1991                1059.87          1 January 1995           837.65
1 June 1991               1057.69          1 February 1995          831.56
1 July 1991               1055.06          1 March 1995             824.56
1 August 1991             1052.76          1 April 1995             805.09
1 September 1991          1050.50          1 May 1995               798.39
1 October 1991            1047.80          1 June 1995              791.87
1 November 1991           1045.43          1 July 1995              785.00
1 December 1991           1042.69          1 August 1995            778.30
1 January 1992            1040.31          1 September 1995         771.51
1 February 1992           1037.26          1 October 1995           764.38
1 March 1992              1033.41          1 November 1995          757.41
1 April 1992              1019.75          1 December 1995          750.10
1 May 1992                1016.11          1 January 1996           742.95
1 June 1992               1012.79          1 February 1996          735.73
1 July 1992               1009.06          1 March 1996             727.93
1 August 1992             1005.66          1 April 1996             708.20
1 September 1992          1002.20          1 May 1996               700.37
1 October 1992             998.34          1 June 1996              692.67
1 November 1992            994.79          1 July 1996              684.65
1 December 1992            990.83          1 August 1996            676.74
1 January 1993             987.18          1 September 1996         668.74
1 February 1993            983.15          1 October 1996           660.42
1 March 1993               978.03          1 November 1996          652.20
1 April 1993               961.40          1 December 1996          643.67
1 May 1993                 956.76          1 January 1991           635.24
1 June 1993                952.39          1 February 1997          626.79
1 July 1993                947.64          1 March 1997             617.64
1 August 1993              943.15          1 April 1997             598.16
1 September 1993           938.60          1 May 1997               589.11
1 October 1993             933.67          1 June 1997              580.14
1 November 1993            928.99          1 July 1997              570.88
1 December 1993            923.93          1 August 1997            561.67
1 January 1994             919.13          1 September 1997         552.35
1 February 1994            914.10          1 October 1997           542.74
1 March 1994               908.06          1 November 1997          533.18
1 April 1994               889.61          1 December 1997          523.33
1 May 1994                 883.96          1 January 1998           513.52
1 June 1994                878.55          1 February 1998          503.74
1 July 1994                872.76          1 March 1998             493.37
1 August 1994              867.19          1 April 1998             474.60
1 September 1994           861.56          1 May 1998               464.24
1 October 1994             855.55          1 June 1998              453.89
1 November 1994            849.75          1 July 1998              443.27
1 December 1994            843.60          1 August 1998            432.66

Termination               Termination      Termination              Termination
-----------               -----------      -----------              -----------
Date                      Amount           Date                     Amount
----                      ------           ----                     ------
1 September 1998          421.91           1 January 2000           225.63
1 October 1998            410.91           1 February 2000          212.80
1 November 1998           399.88           1 March 2000             199.64
1 December 1998           388.61           1 April 2000             183.47
1 January 1999            377.31           1 May 2000               170.09
1 February 1999           366.07           1 June 2000              156.60
1 March 1999              354.37           1 July 2000              142.90
1 April 1999              336.72           1 August 2000            129.07
1 May 1999                324.92           1 September 2000         115.07
1 June 1999               313.07           1 October 2000           100.87
1 July 1999               300.98           1 November 2000           86.56
1 August 1999             288.83           1 December 2000           72.15
1 September 1999          276.53           1 January 2001            57.68
1 October 1999            264.00           1 February 2001           43.11
1 November 1999           251.39           1 March 2001              23.44
1 December 1999           238.55           1 April 2001              14.83



Where a Termination Sum falls due on a rental payment date the rental payable on such a date is included in the Termination Sum quoted.

                                   SCHEDULE 5

                         Forms of Loss Payable Clauses



(A)      Hull and Machinery (Marine and War Risks)

         By a Charterparty by way of Demise made the ___ day of December, 1990, Royal Bank of Scotland (Industrial Leasing) Limited (the "Owner") has demise chartered m.v. "Seaway Labrador" (the "Ship") to Simon-Horizon Limited (the "Charterer") and the Charterer has pursuant to a first priority assignment contained in such Charterparty assigned to the Owner all of the right, title and interest of the Charterer in any and all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Charterer and the Owner in respect of the Ship.

         All recoveries under this policy shall be applied as follows:

         (a) all claims hereunder in respect of an actual or constructive or compromised or arranged total loss, and all claims in respect of a major casualty (that is to say any casualty the claim in respect of which exceeds L.250,000 (or the equivalent) inclusive of any deductible) shall be paid in full to the Owner or to its order; and

         (b) all other claims hereunder shall be paid in full to the Charterer or to its order, unless and until the Owner shall have notified insurers hereunder to the contrary, whereupon all such claims shall be paid to the Owner or to its order.

(B)      Protection and Indemnity Risks

         Payment of any recovery which Royal Bank of Scotland (Industrial Leasing) Limited of 42 St. Andrew Square, Edinburgh EH2 2YE (the "Owner") or Simon-Horizon Limited of Horizon House, Azalea Drive, Swanley, Kent BR8 8JR (the "Charterer") is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by the Owner or the Charterer, shall be paid to the person to whom the liability (or alleged liability) covered by the entry was incurred or if the liability (or alleged liability) to such person has previously been discharged by the Owner or the Charterer, such moneys shall be paid to the Owner or its order or, as the case may be, the Charterer or its order in reimbursement of the moneys so expended by it in satisfaction of such liability or alleged liability, unless and until the Association receives notice to the contrary from the Owner; provided that no liability whatsoever shall attach to the Association, its Managers or their agents for failure to comply with the later obligation until the expiry of two clear business days from the receipt of such notice.

                                  SCHEDULE 6

                          List of Excluded Equipment



1 HERRINGBONE SYSTEM
64 T.I. SLEEVE GUNS
2 UMBILICAL WINCHES, MPD
2 UMBILICAL WINCHES, LOW PULL, MPD
4 SLIPRING UNITS PLUS ASSY
4 STOWING WINCHES
1 AIR CONDITIONING UNIT, INST ROOM
1 STREAMER REEL, MPD
1 LITTON STREAMER Z6010390/6010430
1 LEAD IN Z6010392
1 STREAMER CONNECTOR SET 10-303132
1 SYNTRAK DIGITISING MODULE 10-305002
1 SYNTRAK REPEATER UNIT 10-309501
1 SYNTRAK QC SYSTEM 10-308301
1 UNINTERRUPTIBLE POWER SUPPLY UNIT 1040S/25
1 UNINTERRUPTIBLE POWER SUPPLY UNIT AST 3350/380/60
UMBILICAL REEL ACCESSORIES, STRIVERS
4 HAMWORTHY COMPRESSORS 4TH565W100
1 MAGNAVOX INTEGRATED NAVIGATION SYSTEM
1 HYDROLINK SYSTEM

SIGNED by                                          )
for and on behalf of                               )
ROYAL BANK OF SCOTLAND                             )        /s/ Andrew
Robertson (INDUSTRIAL LEASING) LIMITED             )
in the presence of:                                )

[illegible name]
Royscot House
Cheltsham


SIGNED by                                          )
for and on behalf of                               )
SIMON-HORIZON LIMITED                              )        /s/ B.E. Timmins in
the presence of:                                   )

Judith Kelbilt
Berwin Height
Soliciters
Adelaide House
London Bridge
London EC4